 Exhibit (a)(1)(A)
Offer to Purchase for Cash
Any and All Issued and Outstanding Shares of Common Stock
of
CDK GLOBAL, INC.
at
$54.87 Per Share
by
CENTRAL MERGER SUB INC.
a wholly-owned subsidiary of
CENTRAL PARENT LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME, ON THURSDAY, MAY 19, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Central Merger Sub Inc. (“Purchaser” or “we”), a Delaware corporation and a wholly-owned subsidiary of Central Parent LLC (“Parent”), a Delaware limited liability company, is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as defined below), any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of CDK Global, Inc., a Delaware corporation (“CDK Global” or the “Company” and such shares, the “Shares”), at a price of $54.87 per Share, without interest (the “Offer Price”), to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of April 7, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”) without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation (the “surviving corporation”) in the Merger and thereby becoming a wholly-owned subsidiary of Parent.
As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares (i) irrevocably accepted for purchase by Purchaser in the Offer, (ii) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly-owned subsidiary of the Company, in each case immediately prior to the effective time, (iii) owned by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent or (iv) for which appraisal rights have been properly demanded in accordance with the DGCL) will be cancelled and automatically converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (i), (ii) and (iii) above, which we refer to as “Excluded Shares,” will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (iv), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company.
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
The board of directors of the Company (the “Company Board”) has declared it advisable to enter into the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement in accordance with its terms and the consummation of the Offer, the Merger and the other transactions contemplated by the

Merger Agreement in accordance with the DGCL and resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition, and the satisfaction or waiver by Parent or Purchaser of the Inside Date Condition and the Antitrust Approvals Condition (each as defined below and to the extent waiver is permitted under applicable law). The “Minimum Tender Condition” requires that the number of Shares validly tendered (and not properly withdrawn) prior to the Offer Expiration Time (as defined below) but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such terms are defined by Section 251(h) of the DGCL, together with any Shares owned by Parent, Purchaser or any of their affiliates, represents a majority of the outstanding Shares as of the consummation of the Offer at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022 (the “Offer Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Offer Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). The “Inside Date Condition” requires that, unless such condition is waived by Parent and Purchaser, the Offer Expiration Time shall not occur prior to July 1, 2022. If at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the closing of the Offer) shall have been satisfied or waived (to the extent waiver is permitted under applicable law), Purchaser shall extend the Offer until 5:00 p.m., New York City Time, on the first business day after July 1, 2022. The “Antitrust Approvals Condition” requires that any waiting period (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated and any applicable approvals or consents required under the Competition Act (Canada), R.S.C., 1985, c. C-34 will have been obtained. The Offer is also subject to other conditions described in Section 15 — “Conditions of the Offer.”
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase, the Letter of Transmittal and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.
April 22, 2022

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal, or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares,” or visit the Offer website at www.brookcashtender.com and follow the instructions on the site, in each case prior to the Offer Expiration Time, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares pursuant to the Offer. If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (see Section 3 — “Procedures for Tendering Shares” for further details).
* * * * *
Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to MacKenzie Partners, Inc., as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500
Call Toll-Free (800) 322-2885
Fax: (646) 439-9201
Email: tenderoffer@mackenziepartners.com

i

SUMMARY TERM SHEET
The following are some key Offer terms and questions that you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the Letter of Transmittal and other related materials. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and other related materials carefully and in their entirety. The information concerning the Company contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.
Securities Sought:	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as described below) any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”). For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received”, as such terms are defined by Section 251(h) of the DGCL, prior to the Offer Expiration Time (as defined below) are excluded. See Section 1 — “Terms of the Offer.”
Price Offered Per Share:	$54.87 per Share, without interest (the “Offer Price”), to the seller in cash, less any applicable withholding taxes. See Section 1 — “Terms of the Offer.”
Offer Expiration Time:	One minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022 (as it may be extended in accordance with the terms of the Merger Agreement, the “Offer Expiration Time”). See Section 1 — “Terms of the Offer.”
Withdrawal Rights:	You can withdraw your Shares at any time prior to one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022, unless the Offer is extended, in which case you can withdraw your Shares by the then extended expiration time and date. You can also withdraw your Shares at any time after Tuesday, June 21, 2022, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. See Section 4 — “Withdrawal Rights.”
Purchaser:	Central Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, a Delaware limited liability company. See Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.”
Who is offering to buy my Shares?
Central Merger Sub Inc., or Purchaser or “we”, a Delaware corporation and a wholly-owned subsidiary of Central Parent LLC (“Parent”), a Delaware limited liability company, is offering to purchase any and all of the issued and outstanding Shares upon the terms and subject to the conditions contained in this Offer to Purchase. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into the Company. See “Introduction” and Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.”
What securities are you offering to purchase?
We are making an offer to purchase any and all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1 — “Terms of the Offer.”
How much are you offering to pay and what is the form of payment?
We are offering to pay $54.87 per Share, without interest, to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and the Letter of Transmittal. See “Introduction,” and Section 1 — “Terms of the Offer.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction,” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we and Parent want to acquire the entire equity interest in the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of any and all issued and outstanding Shares. We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of April 7, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned subsidiary of Parent. Following the Merger, the Company will cease to be a publicly traded company. See “Introduction” and Section 12 — “Purpose of the Offer; Plans for the Company.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the Merger. See “Introduction,” and Section 11 — “The Merger Agreement; Other Agreements.”
What does the Company Board think of the Offer?
The Company Board has unanimously declared it advisable to enter into the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement in accordance with its terms and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the DGCL and resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer.
See “Introduction,” Section 10 — “Background of the Offer; Past Contacts or Negotiations with the Company” and Section 11 — “The Merger Agreement; Other Agreements.” A more complete description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to all the Company stockholders together with this Offer to Purchase.

What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things, the satisfaction or waiver (to the extent waiver is permitted under applicable law) by Parent or Purchaser of the following conditions (provided that the Minimum Tender Condition and the Termination Condition (as defined below) may not be waived except, in the case of the Minimum Tender Condition, with the Company’s prior written consent):
•
the number of Shares validly tendered (and not properly withdrawn) prior to the Offer Expiration Time but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such terms are defined by Section 251(h) of the DGCL, together with any Shares owned by Parent, Purchaser or any of their affiliates, represents a majority of the outstanding Shares as of the consummation of the Offer at the Offer Expiration Time (the “Minimum Tender Condition”);

•
the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the receipt of any applicable consents or approvals under the Competition Act (Canada), R.S.C., 1985, c. C-34 (the “Antitrust Approvals Condition”); and

•
the Offer Expiration Time not occurring prior to Friday, July 1, 2022 (the “Inside Date Condition”). If at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the closing of the Offer) shall have been satisfied or waived (to the extent waiver is permitted under applicable law), Purchaser shall extend the Offer until 5:00 p.m., New York City time, on the first business day after July 1, 2022.

Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the condition that the Merger Agreement has not been terminated in accordance with its terms except, in the case of the Minimum Tender Condition, with the prior written consent of the Company. See Section 1 — “Terms of the Offer,” Section 11 — “The Merger Agreement; Other Agreements — Terms and Conditions of the Offer” and Section 15 — “Conditions of the Offer.”
Is the Offer subject to any financing condition?
No. There is no financing condition to the Offer. See “Introduction,” Section 1 — “Terms of the Offer” and Section 9 — “Source and Amount of Funds.”
Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?
Yes. We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated by the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive a cash amount equal to Offer Price in the Merger, (ii) pay for fees and expenses incurred by Parent related to the Offer and the Merger, (iii) pay for the amounts in respect of outstanding in-the-money Company options and other equity awards and (iv) refinance certain existing indebtedness of the Company and its subsidiaries will be approximately $8,700 million.
Parent and Purchaser expect to fund such cash requirements from (a)(i) a commitment from certain lenders to provide a $4,350 million first lien senior secured term loan facility (the “First Lien Term Loan Facility”) and (ii) a commitment from certain lenders to provide a $650 million first lien senior secured revolving credit facility, (b) a commitment from certain lenders to provide a $865 million second lien senior secured term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”) contemplated (in the case of the financing referred to in this clause (b) and the foregoing clause (a)) by an amended and restated debt commitment letter, dated April 12, 2022, that was originally entered into in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”) for the purpose of financing the transactions and paying transaction-related fees, commissions and expenses and repaying certain of the Company’s and its subsidiaries’ existing indebtedness, among other things, and (c) an equity investment contemplated pursuant to an equity commitment letter, dated April 7, 2022, that Parent entered into with certain investors in connection with the execution of the Merger Agreement (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) which provides for up to $3,508 million in aggregate of equity financing. Funding of the Term Loan Facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No, we do not think that the financial condition of Purchaser, Parent or their respective affiliates is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for any and all issued and outstanding Shares solely for cash;

•
the consummation of the Offer (or the Merger) is not subject to any financing condition; and

•
if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

See Section 9 — “Source and Amount of Funds.”
Can the Offer be extended and under what circumstances can or will the Offer be extended?
Yes, we may extend the Offer beyond its initial Offer Expiration Time, but in no event will we be required or permitted to extend the Offer beyond October 7, 2022. We have agreed in the Merger Agreement that Purchaser will extend the Offer (i) for any minimum period required by any applicable law or any rule, regulation, interpretation or position of the SEC or its staff or of NASDAQ or its staff, applicable to the Offer, the Schedule 14D-9 or the Offer documents; (ii) if, as of the then-scheduled Offer Expiration Time, the Company has delivered written notice to Parent in accordance with the Merger Agreement that the Company intends to effect an Adverse Recommendation Change (as defined below) and/or terminate the Merger Agreement due to its receipt of a Superior Proposal (as defined below) or the occurrence of an intervening event (as defined below); (iii) if, at the then-scheduled Offer Expiration Time, the Company brings or will have brought any legal action to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Purchaser; and (iv) if at the-then scheduled Offer Expiration Time, any of the Offer conditions (other than those conditions that by their terms are to be satisfied at the Offer closing) has not been satisfied or waived by Parent and Purchaser; provided, that if at the otherwise scheduled Expiration Time, all of the Offer conditions (other than the Minimum Tender Condition and the other Offer conditions that by their terms are to be satisfied at the Offer closing) shall have been satisfied or waived (to the extent waiver is permitted under the Merger Agreement and applicable law), Purchaser may, and Purchaser shall upon receipt of the Company’s written request, extend the Offer for up to four occasions, in the aggregate, in consecutive periods of five Business Days each (or for such other duration as the parties may agree). If at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the closing of the Offer) shall have been satisfied or waived, Purchaser shall extend the Offer until 5:00 p.m., New York City time, on the first business day after July 1, 2022. See “Introduction,” Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer” for more details on our ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform and Computershare Trust Company, N.A. (the “Depositary”) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day of the previously scheduled Offer Expiration Time. See Section 1 — “Terms of the Offer.”
Will there be a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.

How long do I have to decide whether to tender in the Offer?
You will have until the Offer Expiration Time to decide whether to tender your Shares in the Offer, unless we extend the Offer pursuant to the terms of the Merger Agreement or the Offer is earlier terminated. If you cannot deliver everything required to make a valid tender to the Depositary prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedures for Tendering Shares.” Shares tendered pursuant to guaranteed delivery procedures but not yet delivered in satisfaction of such guarantee will be excluded in calculating whether the Minimum Tender Condition has been satisfied. You are encouraged to deliver your Shares and other required documents to make a valid tender by the Offer Expiration Time. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Offer Expiration Time. See Section 2 — “Acceptance for Payment and Payment of Shares” and Section 3 — “Procedures for Tendering Shares.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Offer Expiration Time or (iii) visit the Offer website at www.brookcashtender.com and follow the instructions on the site. If you are the registered owner but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee that the missing items will be “received” (as defined in Section 251(h) of the DGCL) by the Depositary within two NASDAQ trading days using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within that two trading-day period, and for the tender to be counted toward satisfaction of the Minimum Tender Condition, the Shares must be “received” (as defined in Section 251(h) of the DGCL) by the Depositary prior to the Offer Expiration Time.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. See “Introduction” and Section 3 — “Procedures for Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), they may also be withdrawn after Tuesday, June 21, 2022, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw any of your previously tendered Shares, you must deliver a written (or, with respect to Eligible Institutions (as defined below), a facsimile transmission) notice of withdrawal, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4 — “Withdrawal Rights.”

If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 — “Conditions of the Offer” are satisfied or waived (to the extent waiver is permitted under applicable law) and Purchaser accepts your Shares validly tendered in the Offer for payment, we will pay you the Offer Price, which is an amount equal to the number of Shares you validly tendered in the Offer multiplied by $54.87 in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days) following the Acceptance Time (as defined below). See Section 2 — “Acceptance for Payment and Payment of Shares.”
If I decide not to tender, how will the Offer affect my Shares?
If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable withholding taxes.
Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.
Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by a Merger if all the Shares are not tendered?
If the Offer is consummated and Purchaser acquires a majority of the outstanding Shares, then, in accordance with the terms of the Merger Agreement, the Company will complete the Merger without a vote of the stockholders to adopt the Merger Agreement and consummate the Merger pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Tender Condition is not satisfied, Purchaser is not required to pay for and may delay the acceptance for payment of any Shares tendered pursuant to the Merger Agreement.
Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “effective time”), each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) irrevocably accepted for purchase by Purchaser in the Offer, (ii) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly owned subsidiary of the Company, in each case immediately prior to the effective time, (iii) owned by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent or (iv) for which appraisal rights have been properly demanded in accordance with the DGCL), will be cancelled and automatically converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (i), (ii) and (iii) above, which we refer to as “Excluded Shares,” will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (iv), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company. See “Introduction” and Section 11 — “The Merger Agreement; Other Agreements.”
Upon the successful consummation of the Offer, will the Company continue as a public company?
If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Parent. Immediately following the consummation of the Merger, Parent intends to cause the Company to delist the Shares from NASDAQ. In addition, Parent intends and will cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met. See Section 12 — “Purpose of the Offer; Plans for the Company” and Section 13 — “Certain Effects of the Offer.”
Are appraisal rights available in either the Offer or the Merger?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights.”
What is the market value of my Shares as of a recent date?
The Offer Price of $54.87 per share represents a premium of approximately 30% to the unaffected closing price of the Company’s stock on February 18, 2022, the last full trading day prior to market speculation regarding a potential sale of the Company. On April 21, 2022, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on NASDAQ was $54.44 per Share.
We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares in the Offer. See Section 6 — “Price Range of Shares; Dividends.”
What will happen to my stock options in the Offer?
The Offer is made only for Shares and is not being made for any outstanding options to acquire Shares (each, an “Option”). Pursuant to the Merger Agreement, upon consummation of the Merger, each Option outstanding will, whether vested or unvested, be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the amount by which the Offer Price exceeds the applicable exercise price per Option multiplied by (ii) the number of Shares subject to such Option, less any applicable withholding taxes; provided, that any Option with an exercise price equal to or greater than the Offer Price will be cancelled for no consideration. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment and Payment of Company Equity Awards.”
What will happen to my restricted stock units in the Offer?
The Offer is made only for Shares and is not being made for any outstanding Company restricted stock unit awards that are subject to vesting conditions based solely on continued employment or service or deferred stock unit awards (collectively, “Restricted Stock Units”). Pursuant to the Merger Agreement, upon consummation of the Merger, each Restricted Stock Unit will become fully vested and will be cancelled and converted into the right to receive an amount in cash equal to the product of the Offer Price and the number of Shares subject to such Restricted Stock Unit, less any applicable withholding taxes. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment and Payment of Equity Awards.”
What will happen to my performance stock units in the Offer?
The Offer is made only for Shares and is not being made for any outstanding Company restricted stock unit awards that are subject to performance-based restrictions (“Performance Stock Unit”). Pursuant to the Merger Agreement, upon consummation of the Merger, each Performance Stock Unit will be cancelled and converted into the right to receive an amount in cash equal to the product of the Offer Price and the number of Shares subject to such Performance Stock Unit immediately before the effective time (assuming that all applicable performance metrics for performance periods that have not been completed as of immediately before the effective time had been achieved (on a cumulative basis and not on an individual performance year basis) at the greater of target level and actual performance measured through the effective time, with the financial performance metrics in respect of any fiscal year commencing after the 2022 fiscal year being deemed achieved at the target level), less any applicable withholding taxes. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment and Payment of Company Equity Awards.”

What are the United States federal income tax consequences of the Offer and the Merger?
In general, the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. You are urged to consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger in light of your particular circumstances (including the application and effect of any federal, state, local or non-U.S. laws). See Section 5 — “Certain United States Federal Income Tax Consequences” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
Who should I talk to if I have additional questions about the Offer?
You can call MacKenzie Partners, Inc., the Information Agent, toll free, at (800) 322-2885 (or (212) 929-5500 (collect) if you are located outside of the United States or Canada). See the back cover of this Offer to Purchase.

INTRODUCTION
To the Holders of CDK Global, Inc. Shares of Common Stock:
Central Merger Sub Inc. (“Purchaser” or “we”), a Delaware corporation and a wholly-owned subsidiary of Central Parent LLC (“Parent”), a Delaware limited liability company, is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as defined below), any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of CDK Global, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $54.87 per Share, without interest (the “Offer Price”), to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”). The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022 (the “Offer Expiration Time,” unless the Offer is extended, in which event the term “Offer Expiration Time” means the latest time and date on which the Offer, so extended, expires), unless the Offer is earlier terminated. See Section 1 — “Terms of the Offer.”
Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., as depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or nominee should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of the Depositary, and Mackenzie Partners, Inc., as information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the waiver by Parent or Purchaser (to the extent waiver is permitted under applicable law) or the satisfaction of the Inside Date Condition and the Antitrust Approvals Condition (each as defined below). The “Minimum Tender Condition” requires that the number of Shares validly tendered (and not properly withdrawn) prior to the Offer Expiration Time but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), together with any Shares owned by Parent, Purchaser or any of their affiliates, represents a majority of the outstanding Shares as of the consummation of the Offer at the Offer Expiration Time. The “Inside Date Condition” requires that, unless such condition is waived by Parent and Purchaser, the Offer not expire prior to Friday, July 1, 2022. If at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the closing of the Offer) shall have been satisfied or waived, Purchaser shall extend the offer until 5:00 p.m., New York City time, on the first business day after July 1, 2022. The “Antitrust Approvals Condition” requires that any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger (as defined below) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) will have expired or been terminated and any applicable consents or approvals under the Competition Act (Canada), R.S.C., 1985, C-34 (the “Competition Act”) will have been obtained. The Offer is also subject to other conditions described in Section 15 — “Conditions of the Offer.”
Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the condition that the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”) except, in the case of the Minimum Tender Condition, with the prior written consent of the Company. See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of April 7, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”) under the DGCL, with the Company continuing as the surviving corporation (the “surviving corporation”) in the Merger and thereby becoming a wholly-owned subsidiary of Parent. See “Introduction” and Section 1 — “Terms of the Offer.”
Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a publicly listed Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and “received” (as defined in Section 251(h) of the DGCL) by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation or its affiliates equals at least the percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL and the target corporation’s certificate of incorporation, the corporation consummating such tender offer merges with or into such target corporation, and each outstanding share of each class or series of stock (other than “excluded stock” as defined in Section 251(h) of the DGCL) that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Offer Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)), together with any Shares owned by Purchaser or its affiliates, represents at least a majority of the outstanding Shares, the Company does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) also requires that the merger agreement provide that such merger shall be effected as soon as practicable following the consummation of the tender offer. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after (and on the same day as) the consummation of the Offer after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, without a vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements.”
As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares (i) irrevocably accepted for purchase by Purchaser in the Offer, (ii) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly-owned subsidiary of the Company, in each case immediately prior to the effective time, (iii) owned by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent or (iv) for which appraisal rights have been properly demanded in accordance with the DGCL), will be cancelled and automatically converted into the right to receive the Offer Price in cash, without interest and subject to any applicable withholding taxes, which we refer to as the “Merger Consideration.” Shares described in clauses (i), (ii) and (iii) above, which we refer to as “Excluded Shares,” will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (iv), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL. All shares converted into the right to receive the Offer Price will thereafter cease to exist. Following the Merger, the Company will cease to be a publicly traded company. See Section 11 — “The Merger Agreement; Other Agreements and Section 12 — Purpose of the Offer; Plans for the Company.”
The Company Board has unanimously declared it advisable to enter into the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement in accordance with its terms and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the DGCL and resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer.
A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that is being furnished by the Company to stockholders in connection with the Offer together with this Offer to Purchase. The

Company’s stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings “Background of the Offer and Merger” and “Reasons for Recommendation.” See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Other Covenants and Agreements — Company Board Recommendation; Adverse Recommendation Change; Fiduciary Exception.”
The Company has informed Purchaser that 116,699,802 Shares were issued and outstanding as of April 18, 2022.
The Merger is subject to the satisfaction or waiver of certain conditions, including there being no court or other governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order or any applicable law that would make the Merger illegal or otherwise prevent the consummation thereof. In addition, Purchaser must have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.
Pursuant to the Merger Agreement, as of the effective time, the directors of Purchaser as of immediately prior to the effective time will become the directors of the surviving corporation, and the officers of the Company immediately prior to the effective time will remain as officers of the surviving corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers.”
No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholders will not be entitled to receive the Offer Price, but instead will be entitled to only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights.”
Certain United States federal income tax consequences of the tender of Shares in the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain United States Federal Income Tax Consequences.”
This Offer to Purchase, the Letter of Transmittal and other documents to which this Offer to Purchase refers contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement.
Upon the terms and subject to the satisfaction, or to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will prior to 9:00 a.m., New York City time, on the business day immediately after the Offer Expiration Time, accept for payment all Shares validly tendered and not properly withdrawn prior to the Offer Expiration Time (as permitted under Section 4 — “Withdrawal Rights”), and will pay for such Shares promptly (and in any event within three business days) after the Acceptance Time (as defined below).
The date and time of Purchaser’s acceptance for payment of all Shares validly tendered and not properly withdrawn pursuant to the Offer is referred to as the “Acceptance Time.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the waiver by Parent and Purchaser or the satisfaction of the Inside Date Condition and the Antitrust Approvals Condition. For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been “received” (as such terms are defined in Section 251(h) of the DGCL) prior to the Offer Expiration Time are excluded. The Offer is also subject to other conditions described in Section 15 — “Conditions of the Offer.” Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the Termination Condition except, in the case of the Minimum Tender Condition, with the prior written consent of the Company. See Section 15 — “Conditions of the Offer.”
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Offer Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15 — “Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement.”
Pursuant to the Merger Agreement, we may extend the Offer beyond its initial Offer Expiration Time, but in no event will we be required or permitted to extend the Offer beyond October 7, 2022 (the “Termination Date”). We have agreed in the Merger Agreement that Purchaser will extend the Offer (i) for any minimum period required by any applicable law or any rule, regulation, interpretation or position of the SEC or its staff or of NASDAQ or its staff, applicable to the Offer, the Schedule 14D-9 or the Offer documents; (ii) if, as of the then-scheduled Offer Expiration Time, the Company has delivered written notice to Parent in accordance with the Merger Agreement that the Company intends to effect an Adverse Recommendation Change (as defined below) and/or terminate the Merger Agreement due to its receipt of a Superior Proposal (as defined below) or the occurrence of an intervening event (as defined below); (iii) if, at the then-scheduled Offer Expiration Time, the Company brings or will have brought any legal action to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Purchaser; and (iv) if at the-then scheduled Offer Expiration Time, any of the Offer conditions (other than those conditions that by their terms are to be satisfied at the Offer closing) has not been satisfied or waived (to the extent waiver is permitted under the Merger Agreement and applicable law) by Parent and Purchaser; provided, that if at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Minimum Condition and the other Offer conditions that by their terms are to be satisfied at the Offer closing) shall have been satisfied or waived (to the extent waiver is permitted under the Merger Agreement and applicable law), Purchaser may, and Purchaser shall upon receipt of the Company’s written request, extend the Offer for up to four occasions, in the aggregate, in consecutive periods of five business days each (or for such other duration as the parties may agree). If at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the closing of the Offer) shall have been satisfied or waived, Purchaser shall extend the Offer until 5:00 p.m., New York City time, on the first business day after July 1, 2022. See “Introduction,” Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer” for more details on our ability to extend the Offer.
Pursuant to the Merger Agreement, Parent and Purchaser expressly reserve the right, at any time to waive, in whole or in part, any Offer condition (other than the Minimum Tender Condition and the Termination Condition), to increase the Offer Price or modify the terms of the Offer, in each case only in a manner not inconsistent with the Merger Agreement, except that Parent and Purchaser are not permitted (without the prior written consent of the Company) to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable pursuant to the Offer, (iii) change, amend, modify, or waive the Minimum Tender Condition, (iv) add to the Offer conditions or impose any other conditions or requirements on the Offer, (v) change, amend, modify or supplement any existing Offer condition in a manner that is adverse in any respect to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger (except to effect an extension to the Offer to the extent expressly permitted by the Merger Agreement or to validly terminate the Merger Agreement in accordance with the terms thereof) or impair the ability of Parent or Purchaser to consummate the Offer, (vi) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change, amend or modify the Offer Expiration Time, (vii) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (viii) terminate the Offer or (ix) otherwise change, amend, modify or supplement the Offer in any manner adverse to the holders of Shares or in any manner that delays, interferes with, hinders or impairs the consummation of the Offer. The Offer may not be terminated or withdrawn prior to its scheduled Offer Expiration Time (as extended and re-extended in accordance with the Merger Agreement), unless the Merger Agreement is terminated in accordance with the terms thereof.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Offer Expiration Time, Purchaser decreases the number of Shares being sought or changes the Offer Price, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.
If, on or before the Offer Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” or the Offer is withdrawn or terminated or the Merger Agreement is terminated pursuant to its terms. However, our ability to delay the payment for Shares that we have accepted for payment is limited by

Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, a Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time (provided that when used in reference to the Merger Agreement, “business day” means any day the principal offices of the SEC in Washington, D.C. are open to accept filings, other than Saturday, Sunday or any other day on which (i) commercial banks in New York, New York are authorized or required by applicable law to be closed or (ii) the Office of the Secretary of State of the State of Delaware is not open for business).
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver (to the extent waiver is permitted under applicable law) of certain conditions as described herein under Section 15 — “Conditions of the Offer,” Purchaser will complete the Merger without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the DGCL.
The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, Letter of Transmittal and other Offer related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver (to the extent waiver is permitted under applicable law) of all the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” we will, prior to 9:00 a.m., New York City time, on the business day immediately after the Offer Expiration Time irrevocably accept for payment all Shares tendered (and not properly withdrawn) pursuant to the Offer and, promptly after the Acceptance Time (and in any event within three business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) or Electronic Instructions (as defined below), and (iii) any other documents required by the Letter of Transmittal, the Offer Website (as defined below) (in the case where Electronic Instructions are provided) or any other customary documents required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following the expiration or termination of the Offer.
3.
Procedures for Tendering Shares.

Valid Tender of Shares
Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Offer Expiration Time, (ii) the tendering stockholder must visit www.brookcashtender.com (the “Offer Website”) and using the account and control codes printed on the Letter of Transmittal, sign in and follow the directions on the site and enter instructions (“Electronic Instructions”) or (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer
The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees and Stock Powers
Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses)

that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery
A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Offer Expiration Time, or who cannot complete the procedure for book-entry transfer prior to the Offer Expiration Time, or who cannot deliver all required documents to the Depositary prior to the Offer Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

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a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Offer Expiration Time; and

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the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. A “NASDAQ trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed or e-mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Offer Expiration Time.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements
Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal or Electronic Instructions), and (iii) any other documents required by the Letter of Transmittal, the Offer Website (in the case where Electronic Instructions are provided) or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the Offer Expiration Time, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement
Purchaser’s acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Appointment as Proxy
By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, or by providing Electronic Instructions on the Offer Website), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in Purchaser’s opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction.
Information Reporting and Backup Withholding.   Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. stockholders that do not otherwise establish an exemption should complete and return the U.S. Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that (i) such stockholder is a United States person, (ii) the taxpayer identification number provided by such stockholder is correct, and (iii) such stockholder is not subject to backup withholding. Foreign stockholders should submit a properly completed and signed appropriate IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders are urged to consult their own tax advisors to determine which Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022, unless the Offer is extended, in which case you can withdraw your Shares at any time by the then extended date. You can also withdraw your Shares at any time after Tuesday, June 21, 2022, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.
For a withdrawal of Shares to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Offer Expiration Time.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.
Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, does not consider the tax on “net investment income” under Section 1411 of the Code or the alternative minimum tax provisions of the Code, and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any owner of Shares that may be subject to special treatment under the United States federal income tax laws, including:
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a bank or other financial institution;

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a tax-exempt organization;

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a retirement plan or other tax-deferred account;

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a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity for United States federal income tax purposes);

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an insurance company;

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a mutual fund;

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a real estate investment trust;

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a dealer or broker in stocks and securities;

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a trader in securities that elects to apply a mark-to-market method of tax accounting;

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a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that has a functional currency other than the United States dollar;

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a person that holds the Shares as part of a straddle, constructive sale, conversion or other integrated transaction;

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a person subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement);

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dissenting stockholders;

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a United States expatriate, including former citizens or residents of the United States;

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certain former citizens or residents of the United States;

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controlled foreign corporations;

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passive foreign investment companies; or

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corporations that accumulate earnings to avoid United States federal income tax.

If a partnership (including any entity or arrangement treated as a partnership) for United States federal income tax purposes holds Shares, the tax treatment of an owner that is a partner (including any owner of an interest in an entity or arrangement treated as a partnership for United States federal income tax purposes) in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such owners are urged to consult their own tax advisors regarding the tax consequences of tendering the Shares in the Offer or exchanging their Shares pursuant to the Merger.
This summary is based on the Code, the U.S. Department of Treasury regulations promulgated under the Code (the “Treasury Regulations”), and rulings and judicial decisions, all as in effect as of the date of this

Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The discussion set out in this Offer to Purchase is intended only as a summary of the material United States federal income tax consequences to an owner of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws.
United States Holders
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:
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a citizen or resident of the United States;

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a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Payments with Respect to Shares
The tender of Shares in the Offer for cash or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States Holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations.
Backup Withholding Tax
Proceeds from the tender of Shares in the Offer or the exchange of Shares pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders
The following is a summary of the material United States federal income tax consequences that will apply to a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership for United States federal income tax purposes (including any entity or arrangement treated as a partnership for United States federal income tax purposes).
Payments with Respect to Shares
Payments made to a non-United States Holder with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax, with the following exceptions:
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If the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such non-United States Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

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If the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States Holder), the non-United States Holder will generally be subject to tax on the net gain derived from the sale as if it were a United States Holder. In addition, if such non-United States Holder is a non-U.S. corporation for United States federal income tax purposes, it may be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if such non-United States Holder is eligible for the benefits of an income tax treaty that provides for a lower rate).

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If the Company is or has been a United States real property holding corporation for United States federal income tax purposes during the shorter of the non-United States Holder’s holding period or the five years preceding the sale, the Shares will be treated as “United States real property interests” unless (i) the non-United States Holder does not actually or constructively own more than 5% of the Shares during such period and (ii) the Company’s common stock is regularly traded, as defined by applicable United States treasury regulations, on an established securities market. If the Shares are treated as “United States real property interests,” any gain or loss will be treated as effectively connected with a U.S. trade or business and subject to U.S. federal income tax as described above, except that the “branch profits tax” described above generally will not apply.

Backup Withholding Tax
A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.
Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. Each non-United States Holder should complete and sign the appropriate IRS Form W-8, which will be requested in the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. You are urged to consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares pursuant to the Merger under any federal, state, local, non-U.S. or other laws.

6.
Price Range of Shares; Dividends.

The Shares are listed on NASDAQ, under the symbol “CDK.” The Company has informed Purchaser that 116,699,802 Shares were issued and outstanding as of April 18, 2022. The Shares have been listed on NASDAQ since September 30, 2014.
The following table sets forth the high and low sales prices per Share as reported on NASDAQ for the fiscal quarters indicated:
	High	Low
Year Ending June 30, 2022
First Quarter	$50.62	$39.78
Second Quarter	$45.33	$38.54
Third Quarter	$49.54	$40.52
Fourth Quarter (through April 21, 2022)	$54.70	$48.01
Year Ended June 30, 2021:
First Quarter	$47.95	$39.34
Second Quarter	$52.18	$41.21
Third Quarter	$55.51	$48.76
Fourth Quarter	$55.15	$49.39
Year Ended June 30, 2020:
First Quarter	$53.86	$41.50
Second Quarter	$56.05	$43.65
Third Quarter	$57.00	$29.12
Fourth Quarter	$47.32	$29.33
The Offer Price of $54.87 per share represents a premium of approximately 30% to the unaffected closing price of the Shares on February 18, 2022, the last full trading day prior to market speculation regarding a potential sale of the Company. On April 21, 2022, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on NASDAQ was $54.44 per Share. Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.
The Merger Agreement provides that from the date of the Merger Agreement until the effective time, except as required or contemplated by the Merger Agreement, required by law or order or with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will not establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests other than with respect to (x) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its direct or indirect parent or (y) any regular quarterly cash dividend made by the Company to holders of Shares, in an amount of up to $0.15 per Share for any such quarterly dividend.
7.
Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from, or is based upon, information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.
General.    The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the annual period ended June 30, 2021, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

The Company is a provider of integrated data and technology solutions to the automotive, heavy truck, recreation and heavy equipment industries. Focused on enabling end-to-end, omnichannel retail commerce through open, agnostic technology, the Company provides solutions to dealers and original equipment manufacturers (“OEMs”), serving nearly 15,000 retail locations in North America. The Company’s solutions connect people with technology by automating and integrating all parts of the dealership and buying process, including the acquisition, sale, financing, insuring, parts supply, repair and maintenance of vehicles.
The Company generates revenue primarily by providing a broad suite of subscription-based software and technology solutions for the Company’s core customer base of automotive retailers as well as to retailers and manufacturers of heavy trucks, construction equipment, agricultural equipment, motorcycles, boats, and other marine and recreational vehicles.
The Company’s principal executive offices are located at 1950 Hassell Road, Hoffman Estates, Illinois. The telephone number of the Company at its principal executive offices is (847) 397-1700.
Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements. Such reports, proxy statements and other information are available on www.sec.gov.
The Company’s Financial Projections.   The Company provided Parent with certain internal financial projections as described in the Company’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the Company’s stockholders contemporaneously with this Offer to Purchase.
8.
Certain Information Concerning Parent, Purchaser and Certain Related Parties.

Purchaser.    Central Merger Sub Inc., a Delaware corporation, is a wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of the Company by Parent. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation. The business address for Purchaser is: 250 Vesey Street, 15th Floor, New York, NY 10281-1023. The business telephone number for Purchaser is 212-417-7000.
Parent.    Central Parent LLC, a Delaware limited liability company, was formed on February 18, 2022 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The business telephone number for Parent is 212-417-7000. The business address for Parent is: 250 Vesey Street, 15th Floor, New York, NY 10281-1023.
BCP VI.    Purchaser and Parent are affiliates of Brookfield Capital Partners VI L.P., a Cayman Islands exempted limited partnership (“BCP VI”). BCP VI is a private investment fund that purchases, sells, trades and invests in equity and debt securities and other business opportunities. The business address for BCP VI is: 250 Vesey Street, 15th Floor, New York, NY 10281-1023.
Additional Information.    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent, Purchaser and BCP VI are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Parent, Purchaser or BCP VI or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser or BCP VI or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Purchaser or BCP VI, or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or BCP VI, or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in respect of any Shares during the past two years. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or BCP VI, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any material contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any material contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Parent, Purchaser or BCP VI, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.
Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Parent, Purchaser or BCP VI, or to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, an election of directors or a sale or other transfer of a material amount of assets of the Company during the past two years.
Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available on the SEC website at www.sec.gov. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent.
9.
Source and Amount of Funds.

We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated in the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive a cash amount equal to the Offer Price in the Merger, (ii) pay for fees and expenses incurred by Parent related to the Offer and the Merger, (iii) pay for the amounts in respect of outstanding in-the-money Company Options and other equity awards and (iv) refinance certain existing indebtedness of the Company and its subsidiaries will be approximately $8,700 million.
Parent has received (1) (A) a commitment from certain lenders to provide a $4,350 million first lien senior secured term loan facility (the “First Lien Term Loan Facility”) and (B) a commitment from certain lenders to provide a $650 million first lien senior secured revolving credit facility and (2) a commitment from certain lenders to provide a $865 million second lien senior secured term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”) contemplated by an amended and restated debt commitment letter, dated April 12, 2022, that was originally entered into in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”), for the purpose of financing the transactions and paying transaction-related fees, commissions and expenses and repaying certain of the Company’s and its subsidiaries existing indebtedness, among other things. In addition, Parent has obtained an equity commitment letter, dated April 7, 2022 (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) which provides for up to $3,508 million in aggregate of equity financing from BCP VI and Brookfield Asset Management Inc. (“BAM,” and each of BAM and BCP VI an “Investor” and collectively the “Investors”). Parent will contribute or otherwise advance to Purchaser the proceeds of the equity commitments, which, together with net proceeds of the debt financing, will be sufficient to pay the aggregate amount needed to satisfy Purchaser’s obligations under the Merger Agreement, and to consummate the transactions and to pay all fees and expenses reasonably expected to be incurred in connection therewith and with the financing. Funding of the Term Loan Facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions.
We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is not subject to any financing condition, (b) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Shares (i) owned by the Company or any of its wholly owned subsidiaries (including Shares held as treasury stock), or (ii) owned by Parent or any of its wholly owned subsidiaries, including Purchaser, in each case, both at the commencement of the Offer and immediately prior to the effective time) for cash at the same price per share in the Merger as the Offer Price and (c) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger.
Debt Financing
Parent has received the Debt Commitment Letter from certain lenders to provide (i)(A) a $4,350 million first lien senior secured term loan facility and (B) a $650 million first lien senior secured revolving credit facility and (ii) a $865 million second lien senior secured term loan facility (collectively, the “Senior Secured Credit Facilities”).
It is anticipated that the proceeds of the new Senior Secured Credit Facilities will be used to partially finance the Offer and the Merger, refinance certain of the Company’s and its subsidiaries’ existing indebtedness, pay related fees and expenses incurred in connection with the Offer, the Merger and the other transactions and to provide for ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.
The First Lien Term Loan Facility will mature seven years from the date of funding and will amortize in equal quarterly installments of 0.25% of the original principal amount. The first lien revolving facility will mature five years from the date of closing and will not amortize. The Second Lien Term Loan Facility will mature eight years from the date of funding and will not amortize. The definitive documentation for the Senior Secured Credit Facilities as contemplated by the Debt Commitment Letter will contain covenants, events of default and other terms and provisions that have been agreed with the debt financing sources party to the Debt Commitment Letter.
The availability of the financing contemplated by the Debt Commitment Letter is subject to:
•
the substantially concurrent consummation of the acquisition in accordance with the Merger Agreement in all material respects;

•
the execution and delivery of definitive documentation with respect to the new Senior Secured Credit Facilities and customary closing documents consistent with the Debt Commitment Letter;

•
since the date of the Merger Agreement, there shall not have been any “Effect” (which, for purposes of the Debt Commitment Letter, is defined as in the Merger Agreement) that has had, or would reasonably be expected to have, a “Company Material Adverse Effect” (which, for purposes of the Debt Commitment Letter, is defined as in the Merger Agreement) that is continuing at the scheduled “Expiration Time” (which, for purposes of the Debt Commitment Letter, is defined as in the Merger Agreement) and that results in a failure of a condition precedent to Purchaser (or its affiliates’) obligations to consummate the Merger pursuant to the terms of the Merger Agreement;

•
the payment of all applicable fees and expenses;

•
the delivery of pro forma financials and certain audited and unaudited financial statements of the Company;

•
receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•
prior to or substantially concurrently with the initial funding of the debt financing, the refinancing of certain existing indebtedness of the Company shall have been consummated;

•
prior to or substantially concurrently with the consummation of the Merger, the equity financing shall have been consummated; and

•
certain specified Merger Agreement representations shall be true and correct (after giving effect to all applicable materiality qualifier applicable thereto) and certain specified representations contained in the definitive documentation with respect to the new Secured Senior Credit Facilities shall be true and correct in all material respects.

If any portion of the debt financing necessary to fund amounts contemplated to be paid by Parent pursuant to the Merger Agreement at the closing becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, then Parent shall promptly notify the Company in writing and Parent and Purchaser shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (so long as the terms thereof are of the type that would not constitute a Prohibited Amendment (as defined below)) in an amount sufficient to consummate the Offer and the Merger with terms and conditions (including “market flex” provisions) not materially less favorable to Parent and Purchaser (or their respective affiliates) than the terms and conditions set forth in the original Debt Commitment Letter, as promptly as practicable following the occurrence of such event.
Parent and Purchaser may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the Debt Commitment Letter.
Although the debt financing described in this Offer to Purchase is not subject to a due diligence or “market out” condition, such financing may not be considered assured. The commitments of the financing sources under the Debt Commitment Letter shall automatically terminate (unless such financing sources shall, in their discretion, agree to an extension) upon the earliest to occur of (A) five business days after the date specified in the Merger Agreement (as in effect on April 7, 2022) as the “Termination Date,” (B) the date on which Parent terminates the Merger Agreement in accordance with its terms prior to the closing of the Merger, (C) the date the Merger is consummated without the funding of the debt financing and (D) the “Closing Date” (as defined in the Debt Commitment Letter) and initial funding of the debt financing.
The documentation governing the new Senior Secured Credit Facilities contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described herein.
The foregoing summary of the Debt Commitment Letter is qualified in its entirety by reference to the copy of such letter attached as Exhibit (b)(1) to the Schedule TO and which is incorporated herein by reference.
Equity Financing
Parent has received an Equity Commitment Letter, dated as of the date of the Merger Agreement (the “Equity Commitment Letter”), from the Investors pursuant to which BCP VI has committed to provide equity financing of up to $2 billion and BAM has committed to provide equity financing of up to $1.508 billion, (collectively, the “Equity Commitment”). The conditions to the Investors’ funding obligation under the Equity Commitment Letter include: (i) the satisfaction or waiver in accordance with the Merger Agreement of the Merger conditions and the Offer conditions (other than those conditions that by their nature can only be satisfied at the Closing, but subject to such conditions being satisfied or waived), (ii) the debt financing having been funded in full in accordance with the terms thereof at the Closing, or the financing entities having confirmed in writing that the debt financing will be funded in full at the Closing if the equity financing is funded at the Closing and (iii) the substantially simultaneous consummation of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement.
The obligations of the Investors in the aggregate to provide the Equity Commitment will expire and terminate upon the earliest to occur of: (i) the Closing, (ii) the valid termination of the Merger Agreement by Parent or the Company, in each case pursuant to the terms of the Merger Agreement, and (iii) the assertion, filing or commencement by the Company or any of its affiliates, representatives or stockholders (each, a “Company Related Party”) of a proceeding asserting any claim against any Investor, Parent or certain of their affiliates other than a Guarantee Claim, Merger Agreement Claim or any other Retained Claim (each as defined in the Equity Commitment Letter).
This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.
10.
Background of the Offer; Past Contacts or Negotiations with the Company.

The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser nor any of their respective affiliates take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Purchaser or their respective affiliates or representatives did not participate.
Background of the Offer
The following is a description of significant contacts between representatives of Parent, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of the Company’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which has been filed with the SEC and is being mailed to its stockholders with this Offer to Purchase.
On January 24, 2022, Brookfield Capital Partners LLC (“Brookfield”), an affiliate of Parent and Purchaser, contacted Morgan Stanley & Co. LLC (“Morgan Stanley”) to express an interest in participating in the Company’s strategic alternative process.
On January 24, 2022, Brookfield was provided a draft confidentiality agreement. The confidentiality agreement included a customary standstill provision with a customary “fall away” provision providing that the standstill obligations terminated following the Company entering into a definitive agreement providing for a change of control like the Merger Agreement.
On January 25, 2022, the Company and Brookfield entered into a confidentiality agreement.
On January 26, 2022, members of the Company’s senior management and representatives from Morgan Stanley held a management presentation with representatives of Brookfield.
On February 22, 2022, as directed by the Company, Brookfield provided a provided a preliminary non-binding written indication of interest to the Company. Brookfield’s indication of interest valued the Company at $56 per Share in cash (which represented a premium of approximately 33% over the Company’s closing price of $42.24 on February 18, 2022).
On February 28, 2022, the Company provided representatives of Brookfield with access to an electronic data room containing due diligence materials, as well as an auction draft of the Merger Agreement and the Company’s confidential disclosure schedule to the Merger Agreement.
On March 1, 2022, Brookfield provided the Company with a supplementary due diligence request list.
On March 7, 2022, members of the Company’s senior management and representatives from Morgan Stanley held an in person management presentation with representatives of Brookfield followed by a working dinner.

On March 14, 2022, Morgan Stanley provided a process letter to Brookfield, requesting the delivery of an initial markup of the draft Merger Agreement on March 24, 2022 and a final binding proposal on April 5, 2022.
From March 14, 2022, through the execution of the Merger Agreement, Parent, Purchaser and their professional advisors reviewed the due diligence materials provided by the Company in the electronic data room, including supplements to the data room supplied upon request by the parties.
On March 24, 2022, Davis Polk & Wardwell LLP (“Davis Polk”), counsel for Brookfield, sent a markup of the Merger Agreement to Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), counsel for the Company, as requested by the process letter.
During the period between March 9, 2022 and March 31, 2022, representatives of Brookfield participated in calls and virtual meetings with representatives of the Company to facilitate each party’s ongoing due diligence investigation.
On March 31, 2022, Paul, Weiss held a call with Davis Polk to provide the Company’s views with respect to certain terms of the markup of the Merger Agreement previously provided by Davis Polk, including Brookfield’s proposals on the circumstances under which a termination fee would be payable by the Company, the scope of the representations and warranties provided by the Company and the amount of the termination fee payable by the Company, among other terms, and requested that Davis Polk submit a further revised markup of the Merger Agreement with Brookfield’s bid letter.
On April 3, 2022, Davis Polk sent a markup of the Company’s confidential disclosure schedule to the Merger Agreement to Paul, Weiss.
On April 5, 2022, Brookfield sent markups of the Merger Agreement and the Company’s confidential disclosure schedule to the Merger Agreement, and drafts of the Equity Commitment Letter, Debt Commitment Letter and Limited Guarantee, along with a bid letter, to Morgan Stanley. The bid letter indicated that Brookfield’s offer would remain valid until 12:00 p.m. on April 7, 2022 and that Brookfield was prepared to announce a transaction within 24 hours.
During the evening of April 6, 2022 and into the morning of April 7, 2022, representatives of Brookfield, and Davis Polk, on the one hand, and representatives of the Company, and Paul, Weiss, on the other hand, finalized the terms of the Merger Agreement and the Company, Parent and Purchaser executed and delivered the Merger Agreement prior to the opening of the market on April 7, 2022. Shortly thereafter, affiliates of Brookfield issued a press release announcing the entry into the Merger Agreement and the transactions contemplated thereby.
On April 22, 2022 Purchaser commenced the Offer.
Past Contacts, Transactions, Negotiations and Agreements.
For information on the Merger Agreement and the other agreements between the Company and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties” and Section 11 — “The Merger Agreement, Other Agreements — Other Agreements.”
11.
The Merger Agreement; Other Agreements.

The Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary of the Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Purchaser, the Company or their respective affiliates, and it is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about the Company or the transactions contemplated in the Merger Agreement contained in public reports filed by the Company with the SEC. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this section and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement (which we refer to as the “Company Disclosure Letter”) and a confidential disclosure schedule delivered by Parent to the Company, in each case in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company, Parent or Purchaser at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into the Schedule TO and related exhibits, including this Offer to Purchase, and the Schedule 14D-9 filed by the Company on April 22, 2022, as well as in the Company’s other public filings.
The Offer
The Merger Agreement provides that Purchaser will commence the Offer on or before April 22, 2022, and that, subject to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver (to the extent waiver is permitted under applicable law) of the Inside Date Condition, the Antitrust Approvals Condition and the other conditions that are described in Section 15 — “Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not properly withdrawn promptly following the applicable Offer Expiration Time. The initial Offer Expiration Time will be one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022.
Terms and Conditions of the Offer.    The obligations of Purchaser to accept for purchase, and pay for, all Shares tendered pursuant to the Offer are subject to the prior satisfaction or waiver (to the extent waiver is permitted under applicable law) of the conditions set forth in Section 15 — “Conditions of the Offer.” The conditions to the Offer are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any condition to the Offer at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition or the Termination Condition, which, in the case of the Minimum Tender Condition, may be waived by Parent and Purchaser with the prior written consent of the Company. Parent and Purchaser expressly reserve the right, at any time to waive, in whole or in part, any Offer condition (other than the Minimum Tender Condition and the Termination Condition), to increase the Offer Price or modify the terms of the Offer, in each case only in a manner not inconsistent with the Merger Agreement, except that Parent and Purchaser are not permitted (without the prior written consent of the Company) to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable pursuant to the Offer, (iii) change, amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer conditions or impose any other conditions or requirements on the Offer, (v) change, amend, modify or supplement any existing Offer condition in a manner that is adverse in any respect to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger (except to effect an extension to the Offer to the extent expressly permitted the Merger Agreement or to validly terminate the Merger Agreement in accordance with Article VII of the Merger Agreement) or impair the ability of Parent or Purchaser to consummate the Offer, (vi) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change, amend or modify the Offer Expiration Time, (vii) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, (viii) terminate the Offer or (ix) otherwise change, amend, modify or supplement the Offer in any manner adverse to the holders of Shares or in any manner that delays, interferes with, hinders or impairs the consummation of the Offer. Subject to certain exceptions in the Merger Agreement, the Offer may not be terminated or withdrawn prior to its scheduled Offer Expiration Time (as extended and re-extended in accordance with the Merger Agreement), unless the Merger Agreement is terminated in accordance with Article VII of the Merger Agreement.
Extensions of the Offer.    The Merger Agreement requires that Purchaser will, and Parent will cause Purchaser to, extend the Offer (i) for the minimum period as required by any applicable law or any rule, regulation, interpretation or position of the SEC, the staff thereof or NASDAQ or the staff thereof, applicable to the Offer, the Schedule 14D-9 or the Offer documents; provided, however, that Purchaser will not be required to extend the Offer to a date later than the Termination Date, (ii) if, at the then-scheduled Offer Expiration Time, the Company has delivered written notice to Parent in accordance with the Merger Agreement that the Company intends to effect an Adverse Recommendation Change (as defined below) and/or terminate the Merger Agreement due to its receipt of a Superior Proposal or the occurrence of an Intervening Event (each, as defined below), the Offer Expiration Time will be extended on one or more occasions so that the Offer Expiration Time does not occur earlier than the close of business on the second business day after the applicable notice period in the Merger Agreement has expired; provided, however, that Purchaser will not be required to extend the Offer to a date later than the Termination Date, (iii) if, at the then-scheduled Offer Expiration Time, the Company brings or will have brought any legal action in accordance with the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Purchaser, the Expiration Time will be extended (A) for the period during which such action is pending or (B) by such other time period established by the governmental authority presiding over such action, as the case may be; provided, however, that Purchaser will not be required to extend the Offer to a date later than the Termination Date, (iv) if, at the then-scheduled Offer Expiration Time, any of the offer conditions (other than those conditions that by their terms are to be satisfied at the Offer closing) has not either been (A) satisfied or (B) waived by Parent and Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable law), then Purchaser will, and Parent will cause Purchaser to, extend the Offer on one or more occasions in consecutive periods of five business days each (with each such period to end at 5:00 p.m., New York City time, on the last business day of such period) (or such other duration as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer condition or conditions; provided, that if at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Minimum Tender Condition and the other Offer conditions that by their terms are to be satisfied at the Offer closing) will have been satisfied or waived (to the extent waiver is permitted under the Merger Agreement and applicable law), Purchaser may, and Purchaser will upon receipt of the Company’s written request, extend the Offer for up to four occasions, in the aggregate, in consecutive periods of five business days each (or for such longer period as may be agreed in writing by Parent and the Company); provided, further, that if at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the Offer closing) will have been satisfied or waived, Purchaser will, and Parent will cause Purchaser to, extend the Offer until 5:00 p.m., New York City time, on the first business day after July 1, 2022; provided, further, that Purchaser will not be required to extend the Offer to a date later than the Termination Date.
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Purchaser will merge with and into the Company, and the Company will survive the Merger as a wholly-owned subsidiary of Parent. At the effective time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser will vest in the surviving corporation, and all debts, liabilities, restrictions and duties of the Company and Purchaser will become the debts, liabilities, restrictions and duties of the surviving corporation, all as provided under the DGCL, including Section 251(h) thereof. As of the effective time, the certificate of incorporation of the surviving corporation will be amended and restated as a result of the Merger so as to read in its entirety as set forth in the applicable annex to the Merger Agreement, and the bylaws of the surviving corporation will be amended and restated to be the same as the bylaws of Purchaser in effect immediately before the effective time (except that references to Purchaser’s name shall be replaced by references to “CDK Global, Inc.”), and the provisions with respect to limitation of liabilities to directors and officers and indemnification in such certificate of incorporation and bylaws will not be amended, repealed or otherwise modified in any manner that would adversely in any respect affect the rights of individuals who were directors, officers, employees or agents of the Company or any subsidiary of the Company.
The directors of Purchaser immediately prior to the effective time will be the directors of the surviving corporation and the officers of the Company immediately prior to the effective time will be the officers of the surviving corporation. Such directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
The Merger Agreement provides the Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of the Company stockholders.
Effect of the Merger on the Shares
At the effective time, each Share issued and outstanding immediately prior to the effective time (other than Shares (i) irrevocably accepted for purchase by Purchaser in the Offer, (ii) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly-owned subsidiary of the Company, in each case immediately prior to the effective time, (iii) owned by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent or (iv) that are held by a holder who is entitled to demand appraisal and has demanded properly the appraisal for such Shares in accordance with the DGCL, will be cancelled and automatically converted into the right to receive the Offer Price (without interest and less any applicable withholding taxes) in cash (which we refer to as the “Merger Consideration”). Shares described in clauses (i), (ii) and (iii) above, which we refer to as “Excluded Shares,” will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (iv), which we refer to as “Dissenting Shares,” will entitle their holders only to the rights granted to them under Section 262 of the DGCL (as further described in Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights”).
At the effective time, each share of capital stock of Purchaser issued and outstanding immediately before the effective time will be converted into and become one (1) fully paid and non-assessable share of common stock of the surviving corporation and will constitute the only outstanding shares of the surviving corporation.
Payment Procedures
Prior to the expiration of the Offer, Parent will (i) appoint a bank or trust company, reasonably acceptable to the Company, to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration pursuant to the Merger Agreement, and (ii) enter into a paying agent agreement, in customary form and substance reasonably acceptable to the Company, with such Paying Agent for the receipt and payment of such aggregate Merger Consideration in accordance with the Merger Agreement. Parent will be responsible for all expenses of the Paying Agent. Immediately prior to or at the effective time, Parent will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the effective time (other than any Excluded Shares and any Restricted Stock Units) cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement (the “Payment Fund”). The Payment Fund will not be used for any other purpose.
As promptly as practicable following the effective time, but no later than three business days following the effective time, Parent will cause the Paying Agent to mail to each holder of record of a certificate representing one or more Shares converted pursuant to the Merger Agreement a letter of transmittal in customary form, specifying that delivery will be effected, and risk of loss and title to such holder’s Shares will pass, only upon proper delivery of certificates to the Paying Agent and instructions for surrendering such certificates in exchange for the Merger Consideration.
Upon surrender of a certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of such certificate will be entitled to receive, and the Paying Agent will promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of Shares formerly evidenced by that certificate less any required withholding of taxes. Any certificates so surrendered will be cancelled immediately. No interest will accrue or be paid on any amount payable upon surrender of certificates.
If any Merger Consideration is to be paid and issued to a person other than the person in whose name the surrendered certificate is registered, then the Merger Consideration may be paid or issued to such a transferee so long as (A) the surrendered certificate will be properly endorsed and presented to the Paying Agent or will otherwise be in proper form for transfer and is accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and (B) the person requesting such payment or issuance (x) pays any applicable transfer taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer taxes have already been paid or are not applicable.
No holder of record of book-entry Shares will be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such book-entry Shares. In lieu thereof, such holder of record will be entitled to receive, and the surviving corporation or Parent will cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the effective time (but in no event later than three business days after the effective time to each such holder of record as of the effective time), an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, without interest and less any applicable tax withholding, to which such holder is entitled under the Merger Agreement, and such book-entry Shares will be cancelled immediately. Payment of the Merger Consideration with respect to book-entry Shares will only be made to the person in whose name such book-entry Shares are registered.
Notwithstanding the requirements to surrender a certificate contained in the Merger Agreement, if any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the execution and delivery by such person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay the Merger Consideration to such person in respect of the Shares represented by such certificate.
At the effective time, the stock transfer books of the Company will be closed and there will be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the effective time.
Parent, Purchaser, the surviving corporation, any of their applicable subsidiaries, any depository agent used by Parent or Purchaser in connection with the Offer and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable under the Merger Agreement (including any amounts payable under the Merger Agreement with respect to the cancellation of Company equity awards) such amounts as are required to be deducted or withheld therefrom under the Code, or any applicable state, local or foreign tax law. To the extent that any amounts are so deducted and withheld and paid to the appropriate governmental authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the Merger Agreement. Each of Parent, the Company and their respective affiliates will promptly notify the other parties if it becomes aware of any such withholding obligation (other than in connection with any (i) compensatory payments, (ii) backup withholding or (iii) withholding under Section 1445 of the Code), and each of the applicable parties will use commercially reasonable efforts to cooperate to obtain any available reduction of or relief from such deduction or withholding.
None of Parent, the surviving corporation or the Paying Agent will be liable to any person in respect of cash from the Payment Fund properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any governmental authority, any such Merger Consideration in respect of such certificate will, to the extent permitted by applicable law, immediately prior to such date become the property of the surviving corporation or its designated affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Shares entitled to payment of Merger Consideration who has not theretofore complied with Article II of the Merger Agreement.
The Paying Agent, as applicable, will invest the Payment Fund as directed by Parent; provided that such investments will be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument will have a maturity exceeding three months. Any such investment will be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment will be for the benefit of Parent; provided that no such investment or losses thereon will affect amounts payable to the holders of Shares pursuant to the Merger Agreement (including in the Offer or the Merger). To the extent there are losses on the Payment Fund for any reason (including Dissenting Shares losing their status as such) is less than the level required to pay the aggregate Merger Consideration payable pursuant to the Merger Agreement, Parent will promptly provide, or will cause the surviving corporation to promptly provide, additional funds, in cash, to the Payment Fund for the benefit of such holders of Shares in the amount of any such losses or other amounts necessary to satisfy the obligations of Parent and the surviving corporation to make prompt payments of the Merger Consideration.
Any portion of the Payment Fund (and any interest thereon) that remains unclaimed by the holders of certificates or book-entry Shares one year after the effective time will be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of certificates or book-entry Shares who has not complied with the Merger Agreement will look only to Parent, which will remain responsible for payment of the applicable Merger Consideration.
Treatment and Payment of the Company Equity Awards
At the effective time, (i) each Company Option outstanding will, whether vested or unvested, be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the amount by which the Offer Price exceeds the applicable exercise price per Company Option, multiplied by (y) the number of Shares subject to such Company Option (provided that any Company Option with an exercise price equal to or greater than the Offer Price will be cancelled for no consideration) and (ii) each Restricted Stock Unit will become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product of the Offer Price multiplied by the number of Shares subject to such Restricted Stock Unit, in each case, less any applicable withholding taxes. In addition, at the effective time, each Performance Stock Unit will be cancelled and converted into the right to receive an amount in cash equal to the product of the Offer Price and the number of Shares subject to such Performance Stock Unit immediately before the effective time (assuming that all applicable performance metrics for performance periods that have not been completed as of immediately before the effective time had been achieved (on a cumulative basis and not on an individual performance year basis) at the greater of target level and actual performance measured through the effective time, with the financial performance metrics in respect of any fiscal year commencing after the 2022 fiscal year being deemed achieved at the target level), less any applicable withholding taxes. Such amounts payable in respect of such Company Options, Restricted Stock Units and Performance Stock Units will be paid promptly following the effective time, but in any event no later than three business days following the effective time.
Appraisal Rights
Notwithstanding anything to the contrary in the Merger Agreement, Shares that are outstanding immediately prior to the effective time and that are held by Company stockholders that are entitled to demand appraisal and have demanded properly appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, we refer to such shares as the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the effective time, except as otherwise provided by applicable laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under Section 262 of the DGCL. Such stockholders will be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL will thereupon be deemed to have been converted into the right to receive the Merger Consideration, without any interest thereon.
The Company is required to give Parent (i) prompt notice of any written demands for appraisal of any Shares received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL and received by the Company prior to the effective time and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company will not offer to make or make any voluntary payment with respect to any such demands for appraisal, or compromise or settle or offer to compromise or settle, any such demands for appraisal, or approve any withdrawal of such demands, or commit or agree to do any of the foregoing, in each case without the prior written consent of Parent.
Representations and Warranties; Material Adverse Effect
The Merger Agreement contains representations and warranties of the Company and of Parent and Purchaser.
Subject to certain exceptions in the Merger Agreement, in the Company Disclosure Letter and as disclosed in the Company’s public filings with the SEC on or after July 1, 2019, the Merger Agreement contains representations and warranties of the Company as to, among other things:
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organization, requisite power and authority to carry on its business and good standing and qualification to do business;

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foreign qualifications;

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corporate authority to enter into the Merger Agreement, and recommendations, consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

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enforceability of the Merger Agreement;

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subsidiaries;

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governmental authorizations;

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absence of conflicts and required consents;

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authorized share capital of the Company, issued and outstanding equity of the Company and other matters regarding capitalization;

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reports, forms, documents and financial statements of the Company required to be filed or furnished with the SEC by the Company since July 1, 2019 and establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

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absence of liabilities required to be reflected on the Company’s consolidated balance sheet;

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absence of certain events or changes in the business of the Company from January 1, 2022 to April 7, 2022, including an absence of a Company Material Adverse Effect (as defined below);

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compliance with applicable laws and permits;

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litigation against or involving the Company;

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compliance with trade controls and anti-corruption laws;

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the Company’s material contracts and enforceability thereof;

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the Company’s employee benefit plans, employee relations and related labor matters;

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the Company’s tax returns, filings and other tax matters;

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compliance with environmental laws, permits issued pursuant to such environmental laws and absence of lawsuits against the Company pertaining to such environmental laws;

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the Company’s intellectual property and compliance with data privacy laws;

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real estate owned and leased by the Company;

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title to real property and other assets;

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insurance;

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absence of affiliate transactions;

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absence of rights agreements and applicable anti-takeover statutes or regulations;

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confirmation with respect to information supplied for this Schedule TO and statements made in other documents required to be filed with the SEC or distributed to the Company’s stockholders in connection with the Offer;

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opinion of the Company’s financial advisor; and

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brokers’ fees and expenses.

Subject to certain exceptions in the Merger Agreement, the Merger Agreement also contains representations and warranties of Parent and Purchaser as to, among other things:
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organization, requisite power and authority to carry on its business and good standing and qualification to do business;

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foreign qualifications;

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corporate authority to enter into the Merger Agreement, and consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

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governmental authorizations;

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absence of conflicts and required consents;

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capitalization and operations of Purchaser and absence of ownership of any Shares;

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that Parent has provided the Company true, accurate and complete copies of the Equity Commitment Letter and the Debt Commitment Letter, pursuant to which the Investors and the debt financing sources party to the Debt Commitment Letter have committed to provide, subject to the terms and conditions contained therein, the amounts set forth therein;

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the solvency of the surviving corporation;

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litigation against Parent;

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absence of arrangements with the Company Board or management of the Company;

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absence of certain agreements with stockholders of the Company;

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Parent’s investment intention;

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broker’s fees and expenses;

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that Parent and Purchaser have provided the Company a true, complete and correct copy of the limited guaranty of the Investors;

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no interest in the Company’s competitors;

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information supplied for the Schedule 14D-9 and statements made in other documents required to be filed with the SEC or distributed to the Company’s stockholders in connection with the Offer; and

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non-reliance on estimates, projections and forecasts of the Company.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” qualification with respect to the Company or a “Parent Material Adverse Effect” with respect to Parent or Purchaser.
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, change, event, development, occurrence or effect that, individually or in the aggregate with any one or more other effects materially adversely affects the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.
However, no fact, change, event, development, occurrence or effect arising out of or resulting from any of the following will constitute, or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:
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conditions in the United States, foreign or global economy or capital or financial markets generally, including changes in interest, currency or exchange rates;

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general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of its subsidiaries does business;

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changes in general market, regulatory, political, business, economic or other conditions in the industries in which the Company or any of its subsidiaries participates;

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changes or prospective changes in law or GAAP, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing;

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the negotiation, execution, announcement, pendency, performance or compliance with the terms of the Merger Agreement or the consummation of the transactions (other than for purposes of certain representations and warranties in the Merger Agreement and certain Offer conditions as they relate to such representations and warranties), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners, regulators, lenders or employees, or any legal action arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated thereby;

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acts of war (whether or not declared), sabotage or terrorism (including cyberattacks, cyber-intrusions, cyber-terrorism or other cybersecurity breaches), or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism (including cyberattacks, cyber-intrusions, cyber-terrorism or other cybersecurity breaches);

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volcanoes, tsunamis, earthquakes, hurricanes, tornados or other natural disasters, weather-related events, casualty events or acts of God or other force majeure events;

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epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including COVID-19) or material worsening of such conditions threatened or existing as of the date of the Merger Agreement;

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any action taken by the Company or its subsidiaries that is required by the Merger Agreement or at Parent’s written request;

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any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective affiliates;

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any breach of the Merger Agreement by Parent or Purchaser;

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the settlement of any legal action outstanding as of the date of the Merger Agreement in accordance with the Merger Agreement; or

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any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its subsidiaries for any period, including with respect to revenue, earnings, profit, cash flow or cash position (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur).

However, with respect to any fact, change, event, development, occurrence or effect arising out of or resulting from the exceptions described in the first, second, third, fourth, sixth, seventh and eighth bullet points above, such exceptions will only apply to the extent that such fact, change, event, development, occurrence or effect disproportionately affects the Company and its subsidiaries, taken as a whole, compared to other companies in the industries in which the Company and its subsidiaries operate, in which case then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means any fact, change, event, development, occurrence or effect that, individually or in the aggregate with one or more other effects, has prevented or materially impeded or interfered with, hindered or delayed, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Parent or Purchaser to perform their obligations under the Merger Agreement or to consummate the transactions contemplated thereunder on a timely basis.

Conduct of Business Pending the Merger
The Merger Agreement provides that, during the period commencing on April 7, 2022, and prior to the earlier of the effective time and the termination of the Merger Agreement in accordance with its terms, except as (1) required or contemplated by the Merger Agreement, (2) set forth in the Company Disclosure Letter, (3) required by applicable law, order or to comply with any notice from a governmental authority, (4) the Company determines in good faith may be necessary or advisable in accordance with COVID-19 measures or otherwise taken (or not taken) by the Company or any of its subsidiaries in reasonable response to COVID-19-related developments or (5) may be consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, use its and their reasonable best efforts (i) to conduct its business in all material respects in the ordinary course and (ii) to the extent consistent with the foregoing, to preserve its and each of its subsidiaries’ business organizations (including the service of key employees) substantially intact and preserve existing relations with key customers, suppliers and other persons with whom the Company or its subsidiaries have significant business relationships, in each case, consistent with past practice (provided, however, that no action by the Company or any of its subsidiaries, as applicable, with respect to matters specifically addressed by any provision in the following paragraph will be deemed a breach unless such action would constitute a breach of such other provision of the following paragraph).
Further, the Merger Agreement also provides that, during the period commencing on April 7, 2022, and prior to the earlier of the effective time and the termination of the Merger Agreement in accordance with its terms, except as (1) required or contemplated by the Merger Agreement, (2) set forth in the Company Disclosure Letter, (3) required by applicable law, order or to comply with any notice from a governmental authority, (4) the Company determines in good faith may be necessary or advisable in accordance with COVID-19 measures or otherwise taken (or not taken) by the Company or any of its subsidiaries in reasonable response to COVID-19-related developments or (5) may be consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company will not, and will cause each of its subsidiaries not to, take any of the following actions, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):
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amend any of the Company’s organizational documents (other than immaterial or ministerial changes);

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other than transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, encumber or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may issue or grant Shares or other securities as required pursuant to equity awards or obligations under the Company benefit plans outstanding on the date of the Merger Agreement in accordance with the terms of the applicable Company benefit plan in effect on the date of the Merger Agreement or granted after the date of the Merger Agreement not in violation of the Merger Agreement;

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other than transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, redeem, purchase or otherwise acquire any of its outstanding Shares or any other equity or voting interests of the Company or any of its subsidiaries, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests of the Company or any of its subsidiaries (other than pursuant to the exercise, vesting or settlement of Company Options or the forfeiture of or withholding of taxes with respect to Company equity awards);

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in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests other than with respect to (x) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its direct or indirect parent or (y) any regular quarterly cash dividend made by the Company to holders of Shares, in an amount of up to $0.15 per Share for any such quarterly dividend; provided, that, the date on which any such quarterly dividend is declared, the record date and the payment date with respect to any quarterly dividend will, in each case, be no earlier than the one-year anniversary of such dates for the corresponding fiscal quarter of the preceding year and such dividend will be fully paid by the Company prior to the effective time; provided, further, that, notwithstanding anything to the contrary in the Merger Agreement, in the event any such quarterly dividend has been declared by the Company after the date of the Merger Agreement and the record date for such quarterly dividend has occurred prior to the Closing, the Company will be permitted to take such action as may be reasonably required or necessary to fully pay such quarterly dividend prior to the effective time;
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split, combine, subdivide or reclassify any Shares or any other equity or voting interests of the Company or any of its subsidiaries;

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adopt or implement any stockholder rights plan (or similar plans or arrangements);

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increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or consultants, except in the case of an employee with an annual base salary of less than $225,000 for increases in salary, annual bonus targets, hourly wage rates and benefits in the ordinary course of business consistent with past practice (x) of up to 4% in the aggregate in connection with the Company’s regular annual compensation cycle or (y) in conjunction with promotions in the ordinary course of business consistent with past practice to fill a position (excluding positions of Key Employees (as defined below)) identified as open as of the date of the Merger Agreement or that becomes open due to a departure following the date of the Merger Agreement;

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establish, adopt, enter into, amend, renew or terminate any Company benefit plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the Merger Agreement, would be a Company benefit plan (other than amendments to a Company benefit plan associated with the annual open enrollment process in the ordinary course of business or plan renewals on substantially similar terms in the ordinary course of business);

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grant any severance or termination pay or retention or change-in-control payments to any current or former director, officer, employee or consultant;

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enter into any collective bargaining agreement or other labor contract with any labor organization, works council, trade union, labor association or other employee representative;

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take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former director, officer, employee or consultant;

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implement any workforce reductions or furloughs of more than ten employees or that would eliminate an entire job function or employee group;

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terminate the Chief Executive Officer of the Company, any of his direct reports, or any of his direct reports’ direct reports with a title or position at the level of Senior Vice President or higher (in each case, other than for cause) (each, a “Key Employee”);

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hire (x) anyone who would constitute a Key Employee or (y) a number of employees such that the aggregate number of employees of the Company and its subsidiaries at any time exceeds 6,900 (excluding any interns) (it being understood, for the avoidance of doubt, that this clause (y) is not intended to permit any hiring of employees outside the ordinary course or on terms inconsistent with past practice);

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utilize a number of independent contractors or temporary employees that (x) exceeds 110% of the Company’s and its subsidiaries’ peak utilization number of such individuals over the last 12 months or (y) is outside the ordinary course of business consistent with past practice for the last 12 months except, in each case (I) to the extent required by applicable law (including Section 409A of the Code), the Merger Agreement or any Company benefit plan or other agreement as in effect on the date of the Merger Agreement or (II) as contemplated by the Company Disclosure Letter;

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make or authorize capital expenditures for property, plant and equipment, except (A) consistent in all material respects with information that was previously made available to Parent, (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance), (C) capital expenditures that are required pursuant to an order that is applicable to the Company or any of its subsidiaries or (D) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (D) not to exceed $2,500,000 in the aggregate;
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make any acquisition of (including by merger, consolidation or acquisition of stock or assets or otherwise), except in respect of any merger, consolidation or business combination among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, or make any investment in any material equity interest in any person or any division, business, property or assets thereof, except in the ordinary course of business (which for the avoidance of doubt and without limitation of the foregoing will be deemed to include acquisitions of inventory in the ordinary course of business), if the aggregate amount of consideration paid or transferred by the Company and its subsidiaries in connection with all such transactions would exceed $15,000,000, provided, that the Company will provide advance written notice to Parent of all such transactions regardless of the aggregate amount of consideration to be paid or transferred in connection with such transactions;

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form any subsidiary; or enter into any joint venture agreement, partnership, or limited liability company agreement (other than with respect to a partnership or limited liability company that is wholly owned by the Company or any of its wholly owned subsidiaries);

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sell, transfer, mortgage, encumber, dispose of or otherwise subject to any lien (other than certain permitted liens) or otherwise dispose of any of its material assets or material properties, by merger, consolidation, asset sale or other business combination (including formation of a joint venture), in each case, except (A) in the ordinary course of business, (B) dispositions of obsolete or worthless assets, (C) sales of immaterial assets for a purchase price of not more than $15,000,000 in the aggregate or (D) transfers among the Company and its wholly owned subsidiaries;

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enter into any new line of business outside its existing business as of the date of the Merger Agreement;

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except as contemplated by the Merger Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization (other than with respect to or among wholly owned subsidiaries of the Company);

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incur, prepay or refinance any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), except for (1) intercompany Indebtedness among the Company and its wholly owned subsidiaries, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and solely for the benefit of the Company or a wholly owned Subsidiary thereof, (3) Indebtedness incurred under the Company’s existing credit agreement that does not increase at any given time, from time to time, the outstanding balance under such agreement by more than $5,000,000 and (4) other Indebtedness in an aggregate principal amount not to exceed $2,000,000;

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enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business; or make any loans, capital contributions or advances to any person other than to the Company or any wholly owned subsidiary of the Company;

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enter into, renew, extend, modify, amend, waive any material rights under or terminate (A) any contract that is or would constitute a material contract, other than contracts with customers or suppliers in the ordinary course of business or upon the expiration of any such material contract in accordance with its terms or (B) any contract or series of contracts with a customer involving aggregate proceeds in excess of $3,000,000 per annum that, taken as a whole, materially deviates from current contracts or past practice;

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make any material changes in financial accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company and its subsidiaries as in effect as of June 30, 2021, except insofar as may be required (A) by GAAP (or any interpretation thereof),

(B) by any applicable law, (C) by any governmental authority (including the Financial Accounting Standards Board or any similar organization) or (D) to permit the audit of the Company’s financial statements in compliance with GAAP;
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except in the ordinary course of business, make, change or revoke any material tax election, change any material tax accounting period, adopt or change any material method of tax accounting, settle or compromise any material tax audit, investigation, claim, proceeding or assessment of the Company or any of its subsidiaries, surrender any right to claim a tax refund, offset or other reduction in tax liability of the Company or any of its subsidiaries with respect to a material amount of taxes or file any material amendment to an income or other material tax return;

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settle or compromise any pending or threatened legal action other than settlements or compromises of any pending or threatened legal action (A) in the ordinary course of business or (B) if the amount of any such settlement or compromise does not exceed $10,000,000 individually or $20,000,000 in the aggregate; provided that no settlement or compromise of any pending or threatened legal action may involve any injunctive or equitable relief or impose restrictions on the business activities of the Company and its subsidiaries (subject to certain exceptions in the Merger Agreement);

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sell, assign, license (other than certain non-material licenses), abandon, transfer or otherwise dispose of any material intellectual property rights to any person other than the Company or a subsidiary of the Company, other than the expiration of owned intellectual property rights at the end of its maximum statutory term or abandonment of registrations or applications for intellectual property rights in the ordinary course of business;

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terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any material permit; or

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authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Other Covenants and Agreements
No Solicitation; Takeover Proposal
Except as permitted by the Merger Agreement, the Company will, and will cause each of its subsidiaries and its and their officers and its and their officers’ direct reports and its and their directors to, and will instruct and use its reasonable best efforts to cause its other representatives to (i) immediately cease any solicitation, discussions or negotiations with any persons with respect to a Takeover Proposal (as defined below) that existed on or prior to the date of the Merger Agreement, (ii) during the period commencing on April 7, 2022, and prior to the earlier of the effective time and the termination of the Merger Agreement in accordance with its terms, not, directly or indirectly (A) solicit, knowingly encourage or knowingly facilitate the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) other than informing third parties of the existence of these provisions, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (C) approve, adopt, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar contract providing for a Takeover Proposal or with respect to any proposal or offer that would reasonably be expected to lead to, a Takeover Proposal (other than an Acceptable Confidentiality Agreement (as defined below) in accordance with the Merger Agreement) (any such letter of intent, memorandum of understanding, agreement or contract, an “Alternative Acquisition Agreement”) or (D) take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational documents; (iii) subject to the directors’ fiduciary duties under applicable law, waive or release any preexisting explicit or implicit standstill provisions or similar agreements and “anti-clubbing” or similar requirements contained in any other contract, or (iv) resolve or agree to do any of the foregoing. The Company will promptly (and in any event within five business days after April 7, 2022) request each person that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of a proposed Takeover Proposal within the 15 month period immediately preceding the date of the Merger Agreement to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of the Merger Agreement to or for the benefit of such person by or on behalf of the Company or any of its subsidiaries.
Under the Merger Agreement, an “Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms relating to confidentiality of information that are, in the aggregate, no less restrictive of the third party that is party to such agreement and its affiliates and representatives, or in the aggregate more favorable to the Company, than the terms relating to confidentiality of information set forth in the Confidentiality Agreement (as defined below) with respect to Parent and its affiliates and representatives, and for the avoidance of doubt, any such confidentiality agreement need not restrict the making of, or amendment or modification to any Takeover Proposal, and (ii) that does not prohibit the Company from providing any information to Parent in accordance with the non-solicitation provisions under the Merger Agreement or otherwise prohibit the Company from complying with its obligations under the non-solicitation provisions under the Merger Agreement.
Under the Merger Agreement, a “Takeover Proposal” means any proposal or offer from any person or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or license of more than 25% of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof), including through the acquisition of one or more subsidiaries of the Company owning such assets, (ii) acquisition of more than 25% of the outstanding Shares or voting power of the Company or of the equity interests of one or more subsidiaries of the Company whose assets, individually or in the aggregate, constituted 25% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof), (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 25% of the outstanding Shares or voting power of the Company or (iv) merger (including a reverse merger in which the Company is the surviving corporation), consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, more than 25% of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof) or more than 25% of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or of the equity interests of one or more subsidiaries of the Company whose assets, individually or in the aggregate, constituted 25% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof), in each case, other than the transactions contemplated by the Merger Agreement; provided, however, that the Merger Agreement and the transactions contemplated by the Merger Agreement will not be deemed a Takeover Proposal.
Receipt of Takeover Proposal
Prior to the Acceptance Time, if the Company or any of its representatives receives a bona fide written Takeover Proposal, which Takeover Proposal did not result from any breach of the non-solicitation provisions under the Merger Agreement, (i) the Company and its representatives may contact such person or group of persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the board of directors of the Company (the “Company Board”) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and that the failure to take such action described in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under applicable law, then the Company, the Company Board and any of their respective representatives may (x) enter into an Acceptable Confidentiality Agreement with the person or group of persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons who has made such Takeover Proposal and its or their respective representatives or potential sources of financing and their representatives; provided that the Company will promptly (and in any event within 24 hours) provide to Parent any such non-public information concerning the Company or any of its subsidiaries that is provided to any person given such access to the extent it was not previously provided to Parent or its representatives and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons and its or their representatives and potential sources of financing and their representatives regarding such Takeover Proposal; provided, in the case of clauses (x) and (y), that at or prior to the first time that the Company furnishes any such information to or participates in any discussions or negotiations with any person on or after the date of the Merger Agreement, the Company will provide written notice to Parent of such determination in good faith of the Company Board as provided for above.
Under the Merger Agreement, a “Superior Proposal” means any bona fide written Takeover Proposal that did not result from a violation of the non-solicitation provisions under the Merger Agreement that the Company Board has determined in its good faith judgment after consultation with outside legal counsel and its financial advisor (i) would be more favorable to the Company’s stockholders than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (but excluding the financing described under “Financing” below) and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement; provided, that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Takeover Proposal will be deemed to be references to “50%”.
Notice of Takeover Proposal
During the period commencing on April 7, 2022, and prior to the earlier of the effective time or the termination of the Merger Agreement in accordance with its terms, the Company will (i) promptly (and in any event within 36 hours after knowledge of receipt by an officer or director of the Company) notify Parent if any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, a Takeover Proposal are received by the Company or any of its representatives, (ii) provide to Parent the identity of the person or group of persons making such inquiries, proposals or offers and a copy of any Takeover Proposal (including any proposed term sheet, letter of intent, acquisition agreement or other agreement or other supporting materials with respect thereto, and any amendments thereto) and a summary of any material unwritten terms and conditions of any Takeover Proposal (and any amendments thereto) and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (and any amendments thereto) on a reasonably prompt basis (and in any event within 36 hours after knowledge by an officer or director of the Company of such material development, discussion or negotiation).
Company Board Recommendation; Adverse Recommendation Change; Fiduciary Exception
The Company has represented in the Merger Agreement that the Company Board has, on terms and subject to the conditions set forth in the Merger Agreement: (a) declared it advisable to enter into the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement in accordance with its terms and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the DGCL and (b) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer (such recommendation, the “Company Board Recommendation”).
Except as otherwise provided in the Merger Agreement, neither the Company Board nor any committee thereof will (i) (A) withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation, (B) recommend the approval or adoption of, declare advisable, or approve or adopt, or publicly propose to recommend, declare advisable, approve or adopt, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Schedule 14D-9, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within ten business days after commencement of such Takeover Proposal (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time) or (E) after public announcement of a Takeover Proposal (other than a Takeover Proposal subject to Regulation 14D under the Exchange Act), fail to publicly affirm the Company Board Recommendation within five business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time) (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion with respect to any such Takeover Proposal (it being understood that the

Company will also, if so requested by Parent, make one reaffirmation (but no more than one reaffirmation) on each amendment of each such Takeover Proposal)) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, recommend, or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with the Merger Agreement).
At any time prior to the Acceptance Time, and subject to compliance with the non-solicitation provisions under the Merger Agreement, if in response to a bona fide written Takeover Proposal received by the Company Board after the date of the Merger Agreement that did not result from a breach of the Merger Agreement, that has not been withdrawn and that the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board may (x) make an Adverse Recommendation Change or (y) provided that the Company and its subsidiaries are not in breach of these non-solicitation provisions in any material respect, terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with the Merger Agreement, or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met: (i) the Company will have (A) provided to Parent four days’ prior written notice, which will (1) state that it has received a Superior Proposal, (2) attach the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the person or group making the Superior Proposal) or a copy of the Alternative Acquisition Agreement and any other material documents related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms (including the form, amount and timing of payment of consideration) or any other material term or condition of such Superior Proposal will require a new notice and a new two day period) and (3) state that, subject to clause (ii) below, the Company Board has determined to effect an Adverse Recommendation Change or to terminate the Merger Agreement in accordance with the terms thereof in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such an Adverse Recommendation Change or determining to terminate the Merger Agreement in accordance with the terms thereof, as applicable, made itself or its representatives available during such notice period to discuss potential amendments to the Merger Agreement proposed by Parent that could result in the Alternative Acquisition Agreement ceasing to constitute a Superior Proposal; and (ii) the Company Board will have determined in good faith after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms timely proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate the Merger Agreement in accordance with the terms thereof, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.
Intervening Event
At any time prior to the Acceptance Time, upon the occurrence of an intervening event, the Company Board may make an Adverse Recommendation Change or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met: (i) the Company will have (A) provided to Parent four days’ prior written notice, which will (1) set forth in reasonable detail information describing the intervening event and the basis on which the Company Board intends to effect an Adverse Recommendation Change (it being understood and agreed that any material change to the facts or circumstances of such intervening event will require a new notice and a new two day period) and (2) state that the Company Board has determined to effect an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, made itself or its representatives available during such notice period to discuss potential amendments to the Merger Agreement proposed by Parent that could result in the intervening event no longer reasonably being expected to be inconsistent with the directors’ fiduciary duties under applicable law; and (ii) the Company Board will have determined, in good faith, after consultation with its outside legal counsel, that in light of such intervening event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.
Under the Merger Agreement, an “intervening event” means an event, occurrence or fact that materially affects the business, assets or operations of the Company and its subsidiaries, taken as a whole (other than any event, occurrence or fact resulting from a breach of the Merger Agreement by the Company) occurring or arising after the date of the Merger Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of the Merger Agreement, other than (i) any Takeover Proposal, (ii) any event, occurrence or fact that relates to Parent, Purchaser or any of their affiliates, (iii) changes in the Share price, in and of itself (however, the underlying reasons for such changes may constitute an intervening event) or (iv) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an intervening event).
Indemnification and Insurance
From and after the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, in each case to the fullest extent permitted under applicable law and the Company’s organizational documents, (i) indemnify, defend and hold harmless, and advance expenses to, each individual who at the effective time is, or at any time prior to the effective time was, a director, officer, employee or agent of the Company or of a subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to damages (including amounts paid in settlement or compromise) and expenses (including those of legal counsel) in connection with any legal action (including as may be criminal, civil, administrative or investigative), whenever asserted, based on, pertaining to or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director (including in any capacity as a member of any board committee), officer, employee or agent of the Company or any of its subsidiaries or was acting in such capacity, or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or taken at the request of the Company or any of its subsidiaries (including in connection with serving at the request of the Company or any of its subsidiaries as a representative of another person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the effective time (including any legal action (including as may be criminal, civil, administrative or investigative) relating, in whole or in part, to the transactions contemplated by the Merger Agreement as well as any actions taken by the Company or any of its subsidiaries or Parent, Purchaser or any of their respective subsidiaries with respect thereto (including any disposition of assets of the surviving corporation or any of its subsidiaries that is alleged to have rendered any of the surviving corporation or any of its subsidiaries insolvent) or relating to the enforcement of this provision of the Merger Agreement or any other indemnification or expense advancement right of any Indemnitee), (ii) promptly pay to each Indemnitee any expenses (including those of legal counsel) as incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim in advance of the final disposition of any such claim (and without requiring a preliminary determination of entitlement to indemnification, advancement of expenses or exculpation); provided, that, if required by the DGCL, the surviving corporation’s organizational documents or any applicable indemnification agreement, such Indemnitee will provide a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such Indemnitee is not permitted to be indemnified under applicable law and (iii) assume all obligations of the Company and such subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s organizational documents as in effect on the date of the Merger Agreement or in any agreement in existence as of the date of the Merger Agreement providing for indemnification between the Company or any of its subsidiaries and any Indemnitee, each of which will survive the Merger and will continue in full force and effect in accordance with their terms (it being agreed that after the Closing any such rights applicable to any of the officers or directors of the Company will be mandatory rather than permissive, if applicable), and Parent will and will cause the surviving corporation and its subsidiaries to perform such obligations thereunder. Without limiting the foregoing, Parent, from and after the effective time, will cause, unless otherwise required by law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the Merger Agreement in the Company’s organizational documents, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely in any respect affect the rights thereunder of the Indemnitees.
In the event of any legal action (including as may be administrative or investigative) related to the acts or omissions covered under this provision of the Merger Agreement (i) Parent and the surviving corporation will cooperate with the Indemnitee and its insurer in the defense of any such claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith and (ii) the surviving corporation will not settle, compromise or consent to the entry of any judgment or otherwise seek termination with respect thereto in any claim pending or threatened in writing to which any Indemnitee is a party, unless such settlement, compromise, consent or termination includes an effective and enforceable unconditional release of such Indemnitee from all liability arising out of such claim or the Indemnitee otherwise consents thereto in writing.
Prior to the Closing, the Company will use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the effective time covering each such person currently (and any additional persons who prior to the effective time become) covered by the Company’s officers’ and directors’ liability insurance policy on terms that in all respects, including with respect to coverage, conditions, retentions, deductibles and amounts, are no less favorable for the Company and the Indemnitees covered by such existing policies than those of such policy in effect on the date of the Merger Agreement for the six year period following the Closing (and until such later date as of which any claim commenced during such six year period will have been finally disposed of) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of the Merger Agreement (the “Premium Cap”). If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, maintain such policies in full force and effect, without any modifications, for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the surviving corporation or (ii) the surviving corporation will, and Parent will cause the surviving corporation to, maintain an officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the effective time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms that in all respects, including with respect to coverage, conditions, retentions, deductibles and amounts, are no less favorable for the Company and the Indemnitees covered by such existing policies than those of such policy in effect as of the date of the Merger Agreement for a period of six years after the effective time (and until such later date as of which any claim commenced during such six year period will have been finally disposed of) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance; provided, further, that in satisfying this obligation, neither Parent nor the surviving corporation will be obligated to pay annual premiums in excess of 300% of the Premium Cap and if such premiums for such insurance would at any time exceed 300% of the Premium Cap, then Parent or the surviving corporation will cause to be maintained policies of insurance that, in Parent or the surviving corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Premium Cap.
Efforts to Complete the Merger; Regulatory Approvals
The Merger Agreement provides that each of the Company, Parent and Purchaser will:
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make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and a filing pursuant to the Competition Act with respect to the transactions contemplated by the Merger Agreement within ten business days after the date of the Merger Agreement (and all filings or notifications with respect to any other antitrust and foreign investment laws as promptly as practicable). An affiliate of Parent submitted such filings pursuant to the HSR Act on April 21, 2022 and the Company submitted such filings pursuant to the HSR Act on April 21, 2022;

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supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable antitrust and foreign investment law; and

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promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all clearances and consents under the HSR Act and any other such antitrust and foreign investment laws that may be required by any governmental authority, in each case with competent jurisdiction, so as to enable the parties to the Merger Agreement to consummate the transactions contemplated by the Merger Agreement as soon as reasonably practicable and in any event prior to the Termination Date.
Parent will promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act and resolve any objections asserted with respect to the transactions contemplated by the Merger Agreement under the Clayton Act, the Competition Act or any other applicable law (including any other antitrust and foreign investment law) raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted or terminated, any law or order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the Merger Agreement and to cause the Closing to occur as soon as reasonably practicable and in any event prior to the Termination Date, including:
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selling, licensing, divesting or disposing of or holding separate any entities, assets or businesses of Parent or its subsidiaries or affiliates (including, after the effective time, the surviving corporation or any of its subsidiaries);

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terminating, amending or assigning existing relationships or contractual rights or obligations of Parent or its subsidiaries or affiliates (including, after the effective time, the surviving corporation or any of its subsidiaries);

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changing or modifying any course of conduct regarding future operations of Parent or its subsidiaries or affiliates (including, after the effective time, the surviving corporation or any of its subsidiaries);

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otherwise taking actions that would limit the respective freedom of action of Parent or its subsidiaries or affiliates (including, after the effective time, the surviving corporation or any of its subsidiaries with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or interests therein;

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executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person; and

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committing to take any such foregoing actions.

In no event will Parent or its subsidiaries or affiliates (other than the surviving corporation and its subsidiaries) be required to take, or agree to take (and under no circumstances will the Company or its subsidiaries or affiliates take or agree to take, without the express written consent of Parent), any actions, including the regulatory conditions listed above, that relate to or bind any of Parent’s or its subsidiaries’ or affiliates’ businesses, assets, product lines, or other interests other than, in each case, the businesses, assets, product lines or other interests of the surviving corporation or any of its subsidiaries.
Parent will respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement. The parties to the Merger Agreement and any of their respective affiliates will not take any action with the intention to prevent or materially impede, interfere with, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the Competition Act or any other approval, consent or notice required under any other applicable antitrust and foreign investment law as necessary to cause the Closing to occur as soon as reasonably practicable and in any event prior to the Termination Date. Nothing in the Merger Agreement will require Parent, the Company, or any of their respective subsidiaries or affiliates to take or agree to take, or cause to be taken, any action with respect to its assets, business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

Parent will devise and implement the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing, provided, however, that Parent will consult with and consider in good faith the views of the Company or its outside legal counsel. In furtherance of the foregoing, each of the parties to the Merger Agreement will use its reasonable best efforts to:
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cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation, litigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the Merger Agreement, including any proceeding initiated by a private person;

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keep the other parties to the Merger Agreement informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the Merger Agreement;

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subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties to the Merger Agreement with respect to information relating to the other parties to the Merger Agreement and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the transactions contemplated by the Merger Agreement; and

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unless prohibited by the applicable governmental authority or other person, give the other parties the opportunity to attend and participate in all meetings and conferences with such governmental authority or other person.

Except as expressly contemplated or permitted by the Merger Agreement, Parent will not take, and will cause its subsidiaries not to take, any action, or refrain from taking any action, the effect of which would be to prevent or materially impede, interfere with, hinder or delay the ability of the parties to the Merger Agreement to consummate the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, Parent will not, and will cause its subsidiaries not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (iii) delay the consummation of the transactions contemplated by the Merger Agreement.
Financing
Under the Merger Agreement, Parent and Purchaser have agreed to use their reasonable best efforts to take, or use reasonable best efforts to cause their representatives to take, all actions, or cause to be done, all things necessary, proper or advisable to arrange and obtain the financing provided under the Equity Commitment Letter and the Debt Commitment Letter, including:
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maintaining in effect the Commitment Letters;

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satisfying on a timely basis all conditions applicable to Parent and Purchaser (and that are within their control) set forth in the Debt Commitment Letter and the definitive financing agreements or seeking waiver of such conditions;

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entering into definitive agreements to consummate the debt and equity commitments;

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consummating the equity and debt commitments contemplated by the Commitment Letters and necessary to fund the acquisition (taking into account the equity commitment and other sources) on or prior to the Closing Date (and in any event prior to the Termination Date);

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without the prior written consent of the Company, not consenting to amendments or waivers under the Debt Commitment Letter that would reduce the amount of debt necessary to fund the acquisition (taking into account the equity commitment and other sources), that would expand or impose new conditions that would or would reasonably be expected to prevent or materially impede, interfere with hinder or delay the funding of the debt financing or consummation of the Merger, that would change the timing of the funding of the financing under the Debt Commitment Letter, in each case if such change would make such funding materially less likely to occur when required pursuant to the terms of the Merger Agreement, or that would reasonably be expected to adversely impact the ability of Parent and Purchaser to enforce their rights under the Debt Commitment Letter or delay the financing necessary to fund the acquisition (taking into account the equity commitment and other sources) (the amendments described in the foregoing clauses, the “Prohibited Amendments”);

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notifying the Company of any breach or defaults under the Debt Commitment Letter of which Parent becomes aware that would result in the financing necessary to fund the acquisition not being available (taking into account the equity commitment and other sources), any written notice of any actual or threatened repudiation or termination of the debt financing by any party to the Debt Commitment Letter or if Parent or Purchaser believes in good faith that it will not be able to obtain the financing in an amount necessary to fund the acquisition (taking into account the equity commitment and other sources);

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to the extent the conditions to the funding of the debt financing contemplated by the Debt Commitment Letter (the “debt financing”) have been satisfied, consummate the debt financing at or prior to the Closing Date); and

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seeking alternative debt financing (though Parent and Purchaser are not required to obtain alternative financing that are materially less favorable to Parent and Purchaser than those contained in the original Debt Commitment Letter (including any “market flex” provisions)).

Consummation of the financing is not a condition to the Offer. Between April 7, 2022 and the earlier of the closing of the Merger or termination of the Merger Agreement in accordance with its terms, consummation of the Merger, the Company has agreed to provide such reasonable assistance and cooperation as Parent may reasonably request in connection with any proposed debt financing (provided, that such requested assistance and cooperation does not unreasonably interfere with the ongoing operation of the Company’s business). Parent (I) will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) attorneys’ fees and (B) expenses of the Company’s accounting firms engaged to assist in connection with the debt financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its subsidiaries or their respective representatives in connection with the financing, including the cooperation of the Company and its subsidiaries and representatives contemplated by the Merger Agreement and (II) shall indemnify, defend and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all damages or reasonable and documented out-of-pocket expenses suffered or incurred by any of them in connection with the arrangement of the debt financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, the Merger Agreement and any information used in connection therewith, in each case other than to the extent any of the foregoing was (i) with respect to any written information prepared or provided by or on behalf of the Company or any of its subsidiaries or any of their respective representatives or affiliates, (ii) suffered or incurred as a result of the bad faith or willful misconduct of the Company or any of its subsidiaries or, in each case, their respective affiliates and representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) with respect to any material misstatement or omission of a material fact in financial information provided in writing by the foregoing persons.
Employee Matters
For a period of not less than one year following the effective time (the “continuation period”), Parent will, or will cause the surviving corporation or their respective affiliates to, provide to each continuing

Company employee (other than any such employee whose terms and conditions of employment are governed by a collective bargaining agreement or other labor contract) (i) a salary or hourly wage rate that is not less than that provided to such employee immediately prior to the effective time, (ii) target incentive pay opportunities, including bonus and commission opportunities, but not including equity and equity-based awards, that are no less favorable than those provided to such employee immediately prior to the effective time and (iii) other compensation and employee benefits (excluding equity and equity-based awards which will remain discretionary) that are no less favorable in the aggregate, determined on an individual basis, than those provided to such employee under the Company’s compensation and benefit plans, programs, policies, agreements and arrangements in effect immediately prior to the effective time.
In addition, the pool for the Company’s short-term incentive plan for the fiscal year ending June 30, 2022 (the “FY 2022 STIP”) will be funded based on the greater of target and actual performance for such fiscal year, and FY 2022 STIP payments for such fiscal year will be determined in the Company’s ordinary course of business consistent with past practice for each participant in the FY 2022 STIP as of the last day of such fiscal year and paid by the Company (or, following the effective time, by Parent or the surviving corporation) on or before September 15, 2022.
Parent will, or will cause the surviving corporation and each of their respective affiliates to, honor all Company benefit plans (including all severance, change of control and similar plans and arrangements) in accordance with their terms as in effect immediately prior to the effective time, subject to any amendment or termination that may be permitted by such Company benefit plans. For the duration of the continuation period or, if applicable, the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the effective time (if longer), Parent will, or will cause the surviving corporation or their respective affiliates to, provide each continuing Company employee who suffers a termination of employment under circumstances that would have given such employee a right to severance payments and benefits under the applicable severance policy or severance plan of the Company or any of its subsidiaries, or any individual employment, severance or separation agreement or other arrangement in effect immediately prior to the date of the Merger Agreement (each, a “Company severance plan”) with severance payments and benefits no less favorable than those that would have been provided to such employee under the applicable Company severance plan, subject to such employee’s timely satisfaction of a release of claims requirement.
For all purposes under all employee benefit plans of Parent, the surviving corporation and their respective affiliates providing benefits to any continuing Company employee after the effective time (the “new plans”), each continuing Company employee will receive full credit for such employee’s years of service with the Company and its subsidiaries before the effective time (including any predecessors or other entities for which the Company and its subsidiaries have given credit for prior service), to the same extent such employee was entitled to credit for such service under similar or comparable Company benefit plans. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in each new plan to the extent that such waiting time was satisfied under a similar or comparable Company employee benefit plan in which such employee participated immediately before the effective time (such plans, collectively, the “old plans”), (ii) Parent will cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each new plan to be waived or satisfied for each such employee and his or her covered dependents to the extent waived or satisfied under the analogous old plan as of the effective time, and (iii) Parent will cause all eligible expenses incurred by each such employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date on which such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.
In the case of any continuing Company employee for whom the Company tracks vacation accrual (which will not include any such employee who is eligible for “unlimited” vacation or similar paid time off except as required by applicable law), with respect to any earned but unused vacation or other paid time off to which such employee is entitled pursuant to the vacation or other paid time off policy or individual agreement or other arrangement applicable to such employee immediately prior to the effective time (the “Vacation/PTO Policy”), Parent will, or will cause the surviving corporation or any of their respective affiliates to, (i) allow such employee to use such earned vacation or other paid time off in accordance with the

Vacation/PTO Policy and (ii) if any such employee’s employment terminates during the continuation period under circumstances entitling such employee to severance pay under the applicable Company severance plan, pay such employee, in cash, an amount equal to the value of the earned vacation or other paid time off.
Stock Exchange De-Listing
The Company will cooperate with Parent and will use its reasonable best efforts prior to the Closing date to cause the Shares to be delisted from NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the effective time.
Stockholder Litigation
Prior to the effective time or the termination of the Merger Agreement in accordance with the terms thereof, the Company and Parent will, as promptly as reasonably practicable after obtaining knowledge (as defined in the Merger Agreement) thereof, notify the other of any stockholder demands, litigations, arbitrations or other similar legal action (including derivative claims) commencing against it or its respective directors or officers relating to the Merger Agreement, the Merger, the Offer or the other transactions contemplated by the Merger Agreement, including disclosures made under securities laws and regulations related thereto (collectively, the “Transaction Litigation”) and will keep the other party reasonably informed regarding any Transaction Litigation. The Company and Parent will cooperate with the other in the defense or settlement of any Transaction Litigation and will give the other party the opportunity to consult with it regarding the defense or settlement of, and participate in the defense of, such Transaction Litigation and will give the other party’s advice reasonable and good faith consideration with respect to such Transaction Litigation (subject to certain restrictions); Prior to the effective time, none of the Company nor its subsidiaries will settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).
Treatment of Existing Notes
The Merger Agreement provides that Parent and Purchaser will prepare all necessary and appropriate documentation in connection with the repurchase or redemption and satisfaction and discharge of the Company’s outstanding (i) 4.500% Senior Notes due 2024 (the “2024 Notes”), (ii) 4.875% Senior Notes due 2027 (the “2027 Notes”) and (iii) 5.25% Senior Notes due 2029 (the “2029 Notes” and together with the 2024 Notes and the 2027 Notes, the “Notes”) pursuant to offers to repurchase all of the Notes upon a change of control in accordance with the applicable Indenture (as defined below), a tender offer, a consent solicitation and/or other liability management transaction, including redemptions (each, a “Liability Management Transaction”). Such documentation includes notices of redemption, notices of offers to purchase and/or consent solicitation statements for or in respect of all of the outstanding Notes and all other documents as may be reasonably necessary or appropriate to issue as of or prior to the Closing date in connection with a Liability Management Transaction (collectively, the “Liability Management Documents”). In addition, pursuant to the Merger Agreement, Parent, Purchaser and the Company will reasonably cooperate with each other in the preparation of any Liability Management Documents. The Liability Management Documents are subject to the prior review of, and comment by, the Company and its legal counsel, and must be reasonably acceptable to them.
The 2024 Notes were issued pursuant to an Indenture dated as of October 14, 2014 by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”) (as amended and supplemented, the “2024 Notes Indenture”). The 2027 Notes were issued pursuant to an Indenture dated as of May 15, 2017 by and among the Company and the Trustee (as amended and supplemented, the “2027 Notes Indenture”). The 2027 Notes were issued pursuant to an Indenture dated as of May 15, 2019 by and among the Company and the Trustee (as amended and supplemented, the “2029 Notes Indenture” and together with the 2024 Notes Indenture and the 2027 Notes Indenture, the “Indentures”).
The Merger Agreement requires that the Company take any actions reasonably necessary or appropriate to be taken by it to issue redemption notices and/or notices of offers to purchase the Notes, the redemption or repurchase of which closes at the Closing date (contingent upon the consummation of the Merger), or other documents necessary to commence one or more Liability Management Transactions for the Notes the redemption and/or repurchase of which closes at the Closing date (contingent upon the consummation of the Merger). In addition, the Company is required to use reasonable best efforts to cause the Trustee to agree to proceed with one or more Liability Management Transactions on notice of at least 30 days, but not more than 60 days, before the applicable repurchase and/or redemption date or such other reasonable time. the Company will take any such action as is reasonably necessary to cause the Trustee and/or other applicable agent to send the notices of offers to purchase and/or redemption, consent solicitation statement and/or other documents necessary to commence a Liability Management Transaction to the holders of Notes on or prior to the Closing date; provided, however, that nothing in the Merger Agreement obligates the Company to (i) fund or set aside funds for the repurchase, redemption, satisfaction or discharge of the Notes or to take any action that is not at the expense of Parent or (ii) take any other action that would, or would reasonably be expected to, conflict with or violate the terms of any contract to which the Company or any of its subsidiaries is a party.
As reasonably requested by Parent and subject to the receipt of any requisite consents, the Company will execute a supplemental indenture governing each applicable series of Notes in accordance with the applicable Indenture, amending the terms and provisions of each such Indenture as described in the applicable Liability Management Documents. Such supplemental indenture(s) will become operative no earlier than the effective time. If the requisite consents have not been received, the Company will assist with the preparation of, and execution and delivery of, an intercreditor agreement and related security documents necessary to secure any outstanding applicable series of Notes equally and ratably with the financing contemplated by the Debt Commitment Letter or otherwise as required under the applicable Indenture. With respect to each series of Notes, the Company will use reasonable best efforts to cause the Trustee to enter into such supplemental indenture, agreement or document prior to or substantially simultaneously with the Closing date; provided, however, that in no event does the Company have any obligation to authorize, adopt or execute any agreement that would become operative prior to the effective time. If requested by Parent, the Company will cause its legal counsel to provide all customary legal opinions required in connection with the transactions described herein with respect to the Notes to the extent such legal opinion is required to be delivered prior to the Closing date. In no event will the Company or its legal counsel be required to give an opinion as to compliance of a Liability Management Transaction with applicable law or the provisions of the applicable Indenture, if in the reasonable opinion of the Company’s external legal counsel, such Liability Management Transaction does not comply with such applicable law or provisions. In addition, neither the Company nor its legal counsel will be required to give an opinion with respect to any financing by Parent.
Parent will reimburse the Company for certain expenses (including reasonable attorneys’ fees and expenses of the Company’s accounting firms) and will indemnify the Company against certain liabilities, in each case in connection with the transactions described herein with respect to the Notes.
Conditions of the Offer
See “Section 15 — Conditions of the Offer.”
Conditions to the Merger
The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to complete the Merger are each subject to the satisfaction or (if permissible under applicable law) the waiver of the following conditions:
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Purchaser will have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer; and

•
no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any order or any applicable law that would (i) make the Merger illegal or (ii) otherwise prevent the consummation thereof.

Termination
The Merger Agreement may be terminated as follows:

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by mutual written consent of each of the Company and Parent at any time prior to the Acceptance Time;

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by either Parent or the Company prior to the Acceptance Time if:

•
the Acceptance Time has not occurred on or before 11:59 p.m., New York City time, on October 7, 2022 (such date, the “Termination Date,” and such termination a “Termination Date Termination”); provided, that the right to terminate the Merger Agreement under this bullet point will not be available to any party to the Merger Agreement seeking to terminate if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its covenants, obligations or agreements under the Merger Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Termination Date (it being understood that Parent and Purchaser will be deemed a single party for purposes of the foregoing proviso);

•
any governmental authority of competent jurisdiction will have issued a final, non-appealable law or order, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the consummation of the Offer or making the consummation of the Merger or the consummation of the Offer illegal or otherwise prohibited; provided, that the right to terminate the Merger Agreement under this bullet point will not be available to any party to the Merger Agreement (it being understood that Parent and Purchaser will be deemed a single party for purposes of the foregoing proviso) seeking to terminate if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its covenants, obligations or agreements under the Merger Agreement has been a principal cause of or resulted in the issuance of any such final, non-appealable law or order; or

•
if the Offer will have expired pursuant to its terms (including any extensions of the Offer in accordance with the terms of the Merger Agreement) and the terms of the Merger Agreement without Purchaser having irrevocably accepted for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with the Merger Agreement solely as a result of the failure of the Minimum Tender Condition to be satisfied (such termination, a “Minimum Tender Condition Termination”); provided, that the right to terminate the Merger Agreement under this bullet point will not be available to any party to the Merger Agreement seeking to terminate if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its covenants, obligations or agreements under the Merger Agreement has been a principal cause of or resulted in the non-satisfaction of the Minimum Tender Condition (it being understood that Parent and Purchaser will be deemed a single party for purposes of the foregoing proviso); or

•
by Parent prior to the Acceptance Time if:

•
the Company breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements contained in the Merger Agreement, which breach or failure to perform, individually or in the aggregate, (i) would result in the failure of any of the Offer conditions set forth in the fourth, fifth or sixth bullet points in Section 15 — “Conditions of the Offer” not being satisfied and (ii) by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the business day immediately prior to the Termination Date and (B) the date that is 20 business days after the Company’s receipt of written notice of such breach from Parent (such termination, a “Company Breach Termination”); provided, that neither Parent nor Purchaser are then in material breach of their respective representations or warranties or then failing to perform in a material respect their respective covenants, obligations or agreements contained in the Merger Agreement;

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there has been an Adverse Recommendation Change (an “Adverse Recommendation Change Termination”);

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there will have been an intentional and material breach of the non-solicitation covenants under the Merger Agreement; provided, that, prior to exercising its termination right pursuant to this bullet point, Parent will have provided the Company with written notice of its intent to terminate pursuant to this clause at least five business days in advance of such termination; or

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the Offer will have expired pursuant to its terms (including any extensions of the Offer in accordance with the terms of the Merger Agreement) and the terms of the Merger Agreement without Purchaser having irrevocably accepted for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with the Merger Agreement solely as a result of the failure of the Material Adverse Effect Condition (as defined below) to be satisfied; or

•
by the Company prior to the Acceptance Time if:

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in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of the Merger Agreement (a “Superior Proposal Termination”); provided, that prior to or concurrently with such termination the Company pays (or causes to be paid) the Company Termination Fee (as defined below);

•
if Parent or Purchaser breaches any of their respective representations or warranties or fails to perform any of their respective covenants, obligations or agreements contained in the Merger Agreement, which breach or failure to perform, individually or in the aggregate, (i) would reasonably be expected to result in a Parent Material Adverse Effect and (ii) by its nature cannot be cured or has not been cured by Parent or Purchaser, as applicable, by the earlier of (A) the business day immediately prior to the Termination Date and (B) the date that is twenty (20) business days after Parent’s receipt of written notice of such breach from the Company (a “Parent Breach Termination”); provided, that the Company is not then in material breach of its representations or warranties or then failing to perform in a material respect its covenants, obligations or agreements contained in the Merger Agreement;

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(i) the Offer conditions (other than those Offer conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such Offer conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable laws) at the Offer Expiration Time, (ii) Purchaser will have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within two business days following the Offer Expiration Time and (iii) the Company stood ready, willing and able to consummate the Offer closing and the Closing on the date following such two business days and the Company will have given Parent a written notice on or prior to such date confirming such fact (a “Failure to Close Termination”); provided, that no party will be permitted to terminate the Merger Agreement during any such two business day period; or

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(i) Purchaser fails to commence the Offer in violation of the Merger Agreement and Purchaser fails to commence the Offer prior to the close of business on the fifth business day following receipt of a written notice from the Company to Purchaser identifying such violation, (ii) Purchaser will have terminated the Offer prior to the Offer Expiration Time (as extended and re-extended in accordance with the Merger Agreement), other than in accordance with the Merger Agreement or (iii) Parent or Purchaser will have made any change to the Offer in breach of the Merger Agreement and Parent and Purchaser fail to amend the Offer to cure such breach within five business days after receiving notice from the Company of such breach (each of clauses (ii) and (iii), an “Offer Change Termination”).

Company Termination Fee
The Company would be required to pay a termination fee of $181,500,000.00, which we refer to as the “Company Termination Fee,” to Parent if the Merger Agreement is terminated:
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pursuant to a Superior Proposal Termination;

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pursuant to an Adverse Recommendation Change Termination; or

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if (A) following the date of the Merger Agreement, a Takeover Proposal will have been publicly made or otherwise become generally known to the public and has not been subsequently withdrawn, (B) thereafter the Merger Agreement is terminated by (1) the Company or Parent pursuant to a Termination Date Termination and at such time all of the Offer conditions (other than the Minimum Tender Condition and the Offer conditions that by their terms are to be satisfied at the Offer closing, but subject to such conditions being able to be satisfied), have been satisfied or waived

(subject to certain requirements set forth in the Merger Agreement), (2) the Company or Parent, pursuant to a Minimum Tender Condition Termination (subject to certain requirements set forth in the Merger Agreement), or (3) Parent pursuant to a Company Breach Termination, and (C) within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to any transaction specified in the definition of “Takeover Proposal” and such Takeover Proposal is subsequently consummated. For purposes of this clause, the references in the definition of the term “Takeover Proposal” to the figure “25%” will be deemed to be replaced by “50%”.
The Company Termination Fee is payable prior to or concurrently with termination of the Merger Agreement in the event of a Superior Proposal Termination, and, in all other cases, within two business days after the date of the event giving rise to the obligation to pay the Company Termination Fee.
Parent Termination Fee
Parent would be required to pay a termination fee of $594,000,000.00, which we refer to as the “Parent Termination Fee,” to the Company if the Merger Agreement is terminated:
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pursuant to a Parent Breach Termination;

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pursuant to a Failure to Close Termination;

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pursuant to an Offer Change Termination; or

•
if the Merger Agreement is terminated by the Company or Parent pursuant to a Termination Date Termination and if the Company would have been entitled to terminate the Merger Agreement pursuant to a Parent Breach Termination, a Failure to Close Termination or an Offer Change Termination.

The Parent Termination Fee is payable within two business days after the date of the event giving rise to the obligation to pay the Parent Termination Fee.
If the Merger Agreement is terminated by (i) Parent at any time when the Company would have been entitled to terminate the Merger Agreement, the Company will be entitled to receipt of any Parent Termination Fee that would have been (or would have subsequently become) payable had the Company terminated the Merger Agreement at such time or (ii) the Company at any time when Parent would have been entitled to terminate the Merger Agreement, Parent shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated the Merger Agreement at such time.
Amendment; Extension; Waivers
Subject to compliance with applicable law, at any time prior to the Acceptance Time, the Merger Agreement may be amended by written agreement by the Company, Parent and Purchaser, except that certain provisions of the Merger Agreement may not be amended in any manner that is adverse to the debt financing sources, their affiliates and their respective members, partners or representatives without the prior written consent of such persons.
At any time prior to the effective time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may:
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extend the time for the performance of any of the obligations of the other party;

•
waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered under the Merger Agreement; or

•
subject to applicable law, waive compliance with any of the covenants or conditions contained in the Merger Agreement.

Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights. Any single or partial exercise by any party of any of its rights under the Merger Agreement will not preclude any other or further exercise thereof or the exercise of any right, power or privilege under the Merger Agreement.
Expenses
Except as otherwise provided in the Merger Agreement, whether or not the Offer, the Merger or the other transactions contemplated by the Merger Agreement are consummated, all fees, costs and expenses (including those payable to representatives of the parties to the Merger Agreement) incurred in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction contemplated by the Merger Agreement is consummated.
Governing Law
The Merger Agreement is, and any legal action or controversy arising out of or relating to the Merger Agreement or the transactions contemplated therein will be, governed by Delaware law, provided, that any legal action against any of the debt financing sources and their affiliates and their respective members, partners and representatives arising out of or relating to the Merger Agreement or the Debt Commitment Letter or the performance thereunder will be governed by New York law.
Jurisdiction
The Company, Parent and Purchaser have agreed that, except with respect to any legal action against any of the debt financing sources and their affiliates and their respective members, partners and representatives arising out of the Merger Agreement or the Debt Commitment Letter or the performance thereunder, will be brought exclusively in certain courts in the State of Delaware in accordance with the terms of the Merger Agreement. The parties have also agreed to waive jury trial to the fullest extent permitted by law.
Except with respect to legal action against any of the debt financing sources and their affiliates and their respective members, partners and representatives arising out of the Merger Agreement or the Debt Commitment Letter or the performance thereunder, the Company, Parent and Purchaser have agreed (i) to irrevocably and unconditionally submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), (ii) not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (iii) that any legal actions arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement shall be brought, tried and determined only in the Chosen Courts, (iv) to waive any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) not to bring any legal action relating to the Merger Agreement or the transactions contemplated by the Merger Agreement in any court other than the Chosen Courts. The Company, Parent and Purchaser have agreed to irrevocably and unconditionally waive, and not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement: (A) any claim that such party is not personally subject to the jurisdiction of the Chosen Courts for any reason; (B) that such party or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (C) that (x) the legal action in any such court is brought in an inconvenient forum, (y) the venue of such legal action is improper or (z) the Merger Agreement, or the subject matter thereof, may not be enforced in or by such Chosen Courts.
The Company, Parent and Purchaser have agreed (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any of the debt financing sources and their affiliates and their respective members, partners and representatives arising out of the Merger Agreement or the Debt Commitment Letter or the performance thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or federal court), and any appellate court from any thereof, (ii) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any of the debt financing sources and their affiliates and their respective members, partners and representatives will be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that the provisions of the Merger Agreement related to waiver of jury trial shall apply to any such legal action and (v) that the debt financing sources and their affiliates and their respective members, partners and representatives are express third-party beneficiaries of this paragraph.
Limitations on Remedies
Subject in all respects to the Company’s rights to specific performance described in the following section and certain reimbursement and indemnification obligations of Parent under the Merger Agreement, (i) in the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to the Merger Agreement, payment of the Parent Termination Fee will be the sole and exclusive monetary remedy of the Company and its subsidiaries against Parent, Purchaser, the Investors or any of their respective former, current or future general or limited partners, stockholders, financing sources (including the debt financing sources and their affiliates and their respective members, partners and representatives), managers, members, directors, officers or affiliates (collectively, the “Parent Related Parties”) for any damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement and (ii) upon payment of such amount none of the Parent Related Parties will have any further liability relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement. Subject in all respects to Parent’s rights to specific performance described in the following section and the reimbursement obligations of the Company under the Merger Agreement, (A) in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to the Merger Agreement, payment of the Company Termination Fee will be the sole and exclusive monetary damages remedy of the Parent Related Parties against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (collectively, “Company Related Parties”) for any damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and (B) upon payment of such amounts none of the Company Related Parties will have any further liability relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement. While each of the Company and Parent may pursue both a grant of specific performance and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under no circumstances will the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.
In connection with any damages suffered by any Parent Related Party as a result of the failure of the transactions to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee, and without limiting the reimbursement obligations of the Company under the Merger Agreement, Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, will be limited to the amount of the Company Termination Fee, and in no event will Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount. In connection with any damages suffered by any Company Related Party as a result of the failure of the transactions to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee and without limiting the reimbursement and indemnification obligations of Parent under the Merger Agreement, the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of Parent and the Parent Related Parties, if any, will be limited to the amount of the Parent Termination Fee, and in no event will the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company on

behalf of itself and the Company Related Parties irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.
Specific Performance
Each of the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the right of a party to the Merger Agreement to cause the other parties thereto to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement), without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the Company, Parent and Purchaser waived any requirement for the posting of any bond or similar collateral. Each of the Company, Parent and Purchaser agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.
The Company will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Purchaser’s obligations to consummate the Offer (including, subject to the satisfaction (or to the extent waivable, the waiver by Parent) of the Offer conditions, Purchaser’s obligation to accept for payment, and pay for, Shares tendered in the Offer) and the Merger, and Parent’s obligation under the Merger Agreement with respect to the financing, including by exercising its rights in accordance with the Equity Commitment Letter, subject to the terms and conditions set forth therein and in the Merger Agreement.
Notwithstanding anything to the contrary in the above paragraph, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing contemplated by the Equity Commitment Letter (the “equity financing”) to be funded to fund the Offer Price and the Merger Consideration and Parent’s and Purchaser’s obligations to consummate the Offer and to effect the Merger (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) will be subject to the requirements that (i) (A) with respect to the Offer and payment of the Offer Price and the equity financing related thereto, all of the Offer conditions were satisfied (other than those conditions that by their terms are to be satisfied at the expiration time, but subject to such conditions being able to be satisfied) or waived at the Offer Expiration Time or (B) with respect to the Merger, the payment of the Merger Consideration and the equity financing related thereto, the conditions set forth in the Merger Agreement were satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) or waived at the Closing, (ii) the debt financing (or any replacement thereof) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the equity financing is funded at the Closing and (iii) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions required of it by the Merger Agreement to cause the Closing to occur. For the avoidance of doubt, the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Parent Termination Fee, but in no event be entitled to obtain both (x) a grant of specific performance and (y) payment of the Parent Termination Fee or any monetary damages.
Other Agreements
The Limited Guarantee
Simultaneously with the execution of the Merger Agreement, the Investors provided the Company with a limited guarantee, dated as of the date of the Merger Agreement (the “Limited Guarantee”), pursuant to which the Guarantors guarantee the payment to the Company of (i) the Parent Termination Fee and (ii) the reimbursement, indemnification or payment obligations of Parent under the Merger Agreement when required to be paid pursuant to and in accordance with the Merger Agreement.
This summary and description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the Limited Guarantee, which is filed as Exhibit (d)(4) to the Schedule TO, which is incorporated herein by reference.

Confidentiality Agreement
On January 25, 2022, the Company and Brookfield entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Brookfield and its representatives agreed not to (i) use any confidential information of the Company for any purpose other than to evaluate, and participate in discussions regarding, negotiating and/or consummating a possible negotiated transaction with the Company (a “Possible Transaction”), (ii) disclose any such confidential information to any third parties (other than to certain representatives of Brookfield solely for the purpose of evaluating, negotiating and/or consummating a Possible Transaction), (iii) disclose to any other person or entity the possible occurrence of a Possible Transaction without the Company’s prior written consent, in each case, subject to certain exceptions, or (iv) disclose that confidential information was made available to Brookfield or its representatives and that Brookfield or its representatives were engaged in discussions with the Company with respect to a Possible Transaction, in each case, subject to certain exceptions.
Under the Confidentiality Agreement, Brookfield also agreed, among other things, to certain “standstill” provisions for the benefit of the Company that expire one year from the date of the Confidentiality Agreement, including restrictions that provide that Brookfield and its representatives will not, directly or indirectly, without the prior written consent of the Company Board, (i) acquire or offer or agree to acquire (or propose, agree or seek permission, to acquire) or otherwise obtain an economic interest in, by purchase or otherwise, any right to direct the voting or disposition of, or any other right with respect to, any equity securities of the Company or any direct or indirect rights, options or other securities convertible into or exercisable or exchangeable for such equity securities or any obligations measured by the price or value of any shares of capital stock of the Company, including without limitation any swaps or other derivative arrangements, (ii) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company, (iii) make any statement or proposal to the Company Board (which would legally be required to be publicly disclosed), the Company’s representatives or any of its stockholders with respect to, or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its securities, assets or properties, (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing, (v) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Company, (vi) make any public proposal or publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing, (vii) demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company, (viii) advise, assist, direct or encourage, directly or indirectly, any other person in connection with any of the foregoing, (ix) take any action that could reasonably be expected to require the Company to make a public announcement regarding any of the foregoing events, (x) contest the validity of the Confidentiality Agreement or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate this section of the Confidentiality Agreement, (xi) request the Company to amend or waive any provision of the standstill provisions of the Confidentiality Agreement, or make any public announcement with respect to the foregoing restrictions or (xii) advise, assist or encourage, or direct any person to advise, assist or encourage any other person, in connection with any of the foregoing. Notwithstanding the above, Brookfield would be entitled to make confidential proposals to the Company Board (or any committee thereof) regarding any of the matters set forth in clauses (i) or (iii) above, subject to certain limitations set forth in the Confidentiality Agreement. The standstill provisions of the Confidentiality Agreement would terminate if, among other things, a tender or exchange offer were commenced that, if consummated, would result in all or a majority of the Company’s equity securities being owned by persons other than the Company or current holders of the Company’s equity securities and the Company Board failed to recommend within ten business days from the date of commencement of such offer that the Company’s stockholders reject such offer.
This summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference.
12.
Purpose of the Offer; Plans for the Company.

Purpose of the Offer.    We are making the Offer because we want to acquire the entire equity interest in the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of any and all issued and outstanding Shares.
Purchaser intends to consummate the Merger as soon as practicable after consummation of the Offer. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company. Following the effective time, the separate corporate existence of Purchaser shall cease and the Company will continue as the surviving corporation.
All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in the Company. Similarly, after selling your Shares in the Offer or upon consummation of the Merger, you will not bear the risk of any decrease in the value of the Company.
Stockholder Approval.    If the Offer is consummated and as a result the Shares irrevocably accepted for purchase in the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)), together with the Shares otherwise owned by Purchaser and its affiliates represent a majority of the outstanding Shares, the Company does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the stock irrevocably accepted for purchase in the offer and “received” (as defined in Section 251(h) of the DGCL) by the depository for the offer prior to the expiration of such offer, together with the stock otherwise owned by the acquirer or its affiliates, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the Merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after (but on the same day as) the consummation of the Offer after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, without a vote of the Company’s stockholders, in accordance with Section 251(h) of the DGCL.
Plans for the Company.    If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of the Company and the Company Board shortly thereafter.
As of the effective time, the certificate of incorporation of the surviving corporation will be amended and restated as a result of the Merger so as to read in its entirety as set forth in the applicable annex to the Merger Agreement, and the bylaws of the surviving corporation will be amended and restated to be the same as the bylaws of Purchaser in effect immediately before the effective time of the Merger, and the provisions with respect to limitation of liabilities to directors and officers and indemnification in such certificate of incorporation and bylaws will not be amended, repealed or otherwise modified in any manner that would adversely in any respect affect the rights of individuals who were directors, officers, employees or agents of the Company or any subsidiary of the Company. The directors of Purchaser immediately prior to the effective time will be the directors of the surviving corporation and the officers of the Company immediately prior to the effective time will be the officers of the surviving corporation. Such directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
Immediately following the consummation of the Merger, Parent intends to cause the Company to delist the Shares from NASDAQ. Parent intends to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Merger as the requirements for termination of registration are met.
Parent and Purchaser are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization and management or changes to the Company Board. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.
To the best knowledge of Parent and Purchaser, except for certain pre-existing agreements described in the Schedule 14D-9, no material employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Purchaser or the Company, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.
13.
Certain Effects of the Offer.

Market for the Shares.    If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, there will be no market for the Shares following consummation of the Offer.
NASDAQ Listing.    If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on NASDAQ because there will only be a single holder of the Shares, which will be Parent. Immediately following the consummation of the Merger, Parent intends to cause the Company to delist the Shares from NASDAQ.
Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.
Margin Regulations.    The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
14.
Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements,” the Merger Agreement provides that from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement in accordance with its terms, except as required by the Merger Agreement, required by law or order or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will not establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Shares or other equity or voting interests other than with respect to (x) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its direct or indirect parent or (y) any regular quarterly cash dividend made by the Company to holders of Shares, in an amount of up to $0.15 per Share for any such quarterly dividend.
15.
Conditions of the Offer.

The Offer is not subject to any financing condition. Notwithstanding any other provisions of the Offer but subject to the terms of the Merger Agreement, Purchaser is not required to accept for purchase or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Shares validly tendered (and not validly withdrawn) in the Offer, unless, immediately prior to the then-scheduled applicable Offer Expiration Time:
•
the Minimum Tender Condition has been satisfied;

•
the Antitrust Approvals Condition has been satisfied;

•
no governmental authority of competent jurisdiction has enacted, issued, promulgated, or entered any order or applicable law that would make the Offer or the Merger illegal or otherwise prevent the consummation thereof;

•
The representations and warranties of the Company (i) set forth in Section 3.12(b) of the Merger Agreement (absence of material adverse effect) shall be true and correct in all respects as of the Offer Expiration Time with the same effect as though made as of the Offer Expiration Time, (ii) set forth in the first three sentences of Section 3.8(a) of the Merger Agreement (the Company’s authorized, issued and outstanding equity securities) shall be true and correct in all respects (except for what is de minimis in nature) as of the Offer Expiration Time with the same effect as though made as of the Offer Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.1 (organization and power), Section 3.3 (corporate authorization), Section 3.4 (enforceability), the last sentence of Section 3.8(a) (treatment of Company equity awards), Section 3.8(b) (due authorization of the Shares), Section 3.8(c) (no further issuance of equity securities), Section 3.8(e) (no outstanding obligations relating to equity securities) and Section 3.8(f) (no voting trusts) (solely as such representations relate to the Company), Section 3.27 (opinion of financial advisor) and Section 3.28 (no broker’s fees) of the Merger Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the Offer Expiration Time with the same effect as though made as of the Offer Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in the Merger Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the Offer Expiration Time with the same effect as though made as of the Offer Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (the “Company Representation Condition”);

•
the Company has performed or complied with, in all material respects, its obligations, agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Offer Expiration Time and any such failure to comply has not been cured by the Offer Expiration Time (the “Obligations Condition”);
•
since April 7, 2022, there has not been any fact, change, event, development, occurrence or effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect that is continuing (the “Material Adverse Effect Condition”);

•
the Company shall have delivered to Parent a certificate, signed by an executive officer of the Company, certifying that the Company Representation Condition, the Obligation Condition and the Material Adverse Effect Condition have been satisfied;

•
the Termination Condition has been satisfied; and

•
the Inside Date Condition has been satisfied.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been “received” (as such terms are defined by Section 251(h) of the DGCL) prior to the Offer Expiration Time are excluded. The conditions to the Offer must be satisfied or waived (to the extent waiver is permitted under applicable law) on or prior to the Offer Expiration Time.
The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.
The conditions described above are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser in whole or in part, at any time and from time to time in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the Termination Condition, except, in the case of the Minimum Tender Condition, with the prior written consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
16.
Certain Legal Matters; Regulatory Approvals.

General
Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions of the Offer.”
State Takeover Statutes
A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, the Company has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of any such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Neither we nor any of our respective affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Accordingly, the approval by the Company Board of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger is sufficient to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Offer and the Merger.
The Company has represented to us in the Merger Agreement that no other “moratorium,” “control share acquisition,” “fair price,” or other anti-takeover laws and regulations apply or will apply to the Company pursuant to the Merger Agreement or the Merger or the Offer. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Other than Section 203 of the DGCL (as to which, as described above, the Company has taken necessary action to render the restrictions on business combinations contained therein inapplicable to the Offer and the Merger), we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13 — “Conditions of the Offer.”
Dissenters’ Rights.
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders whose Shares are not accepted for purchase pursuant to the Offer and who properly demand appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger, you comply with the applicable legal requirements under the DGCL and you neither waive, withdraw nor otherwise lose your rights to appraisal under the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same as or more or less than the price that Purchaser is offering to pay you in the Offer and the Merger. Moreover, the surviving corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights under the DGCL.
Because of the complexity of the procedures for exercising appraisal rights, any stockholder wishing to exercise appraisal rights or to preserve the right to do so is urged to consult legal counsel.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the effective time, such stockholder must do all of the following:
•
within the later of the consummation of the Offer, which will occur on the date on which Purchaser irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is April 22, 2022), demand in writing the appraisal of such stockholder’s Shares, which demand must be sent to the Company at the address indicated in the Schedule 14D-9 and reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

•
not tender (or, if tendered, not fail to withdraw prior to the Offer Expiration Time) such Shares in the Offer; and

•
continuously hold of record such Shares from the date on which the written demand for appraisal is made through the date of the Merger.

The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.
Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender (and do not validly withdraw prior to the Offer Expiration Time) your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Antitrust Compliance
U.S. Antitrust Laws
Parent and the Company filed Premerger Notification and Report Forms with the FTC and the DOJ relating to Parent’s proposed acquisition of the Company on April 21, 2022. Consequently, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on May 6, 2022, unless early termination of the waiting period is granted or the waiting period is extended.
Under the provisions of the HSR Act, applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of its Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the DOJ or the FTC or unless early termination of the waiting period is granted. Parent may also withdraw its Premerger Notification and Report Form on or before the last day of the 15-day waiting period and refile the Form within two business days of withdrawal, which would initiate a new 15-day waiting period. If, within the initial 15-day waiting period, either the DOJ or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the 10th day after the date of substantial compliance by Parent. Complying with a request for additional information or documentary material may take a significant amount of time.
At any time before or after Parent’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.
Canadian Antitrust Laws
In addition, under the Competition Act, transactions involving parties with sales above certain revenue thresholds cannot be consummated until they are reviewed and approved by the Competition Bureau of Canada following submission of the requisite filings and/or a request for an advance ruling certificate. The parties submitted a request for an advanced ruling certificate pursuant to the Competition Act on April 21, 2022.
17.
Fees and Expenses.

We have retained the Depositary, the Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary, the Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
18.
Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. If the Offer is completed, Purchaser will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. A copy of the Schedule TO and any amendments thereto (including exhibits) may be examined and copies may be obtained from the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company — Available Information.”
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SCHEDULE I
INFORMATION RELATING TO PARENT, PURCHASER AND CERTAIN RELATED PARTIES
1. Purchaser
The Purchaser, a Delaware corporation, was formed on April 5, 2022, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Purchaser is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Purchaser is 250 Vesey Street, 15th Floor, New York, NY 10281-1023. The telephone number at the principal office is (212) 417-7000.
Directors and Executive Officers of Purchaser
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. The principal office address of each such director and executive officer is 50 Vesey Street, 15th Floor, New York, NY 10281-1023. The telephone number at the principal office is (212) 417-7000. David Gregory is a citizen of Canada. All other directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment and Employment History
Craig Laurie Managing Partner and Director	Craig Laurie is a Managing Partner in Brookfield Asset Management Inc.’s Private Equity Group, responsible for overseeing capital markets, finance and planning. Mr. Laurie has held a number of senior finance positions across the organization, including Chief Financial Officer of Brookfield Business Partners. Mr. Laurie joined Brookfield in 1997.
Mark Weinberg Managing Partner and Director	Mark Weinberg is a Managing Partner in Brookfield Asset Management Inc.’s Private Equity Group, responsible for investment origination, analysis and execution in the U.S. Mr. Weinberg joined Brookfield in 2006. He is a member of the board of directors of Westinghouse Electric Corporation, DexKo Global, BRANDSAFWAY and Clarios.
Ron Bloom Vice Chairman and Managing Partner	Ron Bloom has been the Vice Chairman and Managing Partner at Brookfield Asset Management Inc., responsible for investment origination, analysis and execution across North America, since 2016. He is a member of the board of directors of Westinghouse and Clarios.
David Gregory Managing Partner	Dave Gregory is a Managing Partner in Brookfield Asset Management Inc.’s Private Equity Group, responsible for investment origination, analysis and execution in the U.S. Mr. Gregory joined Brookfield in 2010.
Kristen Haase Managing Director and Secretary	Kristen Haase is a Managing Director in Brookfield Asset Management Inc.’s Private Equity Group. In this role, she is responsible for the legal aspects of transaction execution for North America. Ms. Haase joined Brookfield in 2015 as a Director, was a Vice President from 2017 to 2020, Senior Vice President from 2020 to 2022 and has been a Managing Director since 2022.
Michael Layfield Senior Vice President and Director	Michael Layfield is Senior Vice President in Brookfield Asset Management Inc.’s Private Equity Group, responsible for U.S. tax function for Brookfield’s various series of funds and

Name and Position	Present Principal Occupation or Employment and Employment History
transactions related cross-border acquisitions, dispositions, add-ons and debt repurchases in the U.S. Mr. Layfield joined Brookfield in 2017 as Director of Tax, was Vice President of Tax from 2019 to 2021 and has been Senior Vice President of Tax since 2021.
Luke Ricci Vice President	Luke Ricci is Vice President in Brookfield Asset Management Inc.’s Private Equity Group, responsible for the legal aspects of transaction execution for North America. Mr. Ricci joined Brookfield in 2018 as a Director of Legal and has been Vice President since 2022. Prior to joining Brookfield, Mr. Ricci was an associate at Cleary Gottlieb Steen & Hamilton from 2014 to 2018.
2. Parent
Parent is a Delaware limited liability company and was formed on April 5, 2022 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The principal office address of Parent is 250 Vesey Street, 15th Floor, New York, NY 10281-1023. The telephone number at the principal office is (212) 417-7000.
Directors and Executive Officers of Parent
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The principal office address of each such director and executive officer is 250 Vesey Street, 15th Floor, New York, NY 10281-1023. The telephone number at the principal office is (212) 417-7000. David Gregory is a citizen of Canada. All other directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment and Employment History
Craig Laurie Managing Partner and Manager	See above.
Mark Weinberg Managing Partner and Manager	See above.
Ron Bloom Vice Chairman, Managing Partner and Manager	See above.
David Gregory Managing Partner	See above.
Kristen Haase Managing Director and Secretary	See above.
Michael Layfield Senior Vice President and Manager	See above.
Luke Ricci Vice President	See above.
3. BCP VI
BCP VI L.P. is a Cayman Islands exempted limited partnership. BCP VI is a private investment fund that purchases, sells, trades and invests in equity and debt securities and other business opportunities. The business address for BCP VI is: 250 Vesey Street, 15th Floor, New York, NY 10281-1023.

Directors and Executive Officers of BCP VI
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of BCP VI are set forth below. The principal office address of each such director and executive officer is 250 Vesey Street, 15th Floor, New York, NY 10281-1023. The telephone number at the principal office is (212) 417-7000. David Gregory is a citizen of Canada. All other directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment and Employment History
Craig Laurie Managing Partner and Manager	See above.
Mark Weinberg Managing Partner and Manager	See above.
Ron Bloom Vice Chairman, Managing Partner and Manager	See above.
David Gregory Managing Partner	See above.
Kristen Haase Managing Director and Secretary	See above.
Michael Layfield Senior Vice President and Manager	See above.
Luke Ricci Vice President	See above.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
The Depositary for the Offer is:
By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
Notices of Guaranteed Delivery and notice of withdrawals can also be mailed to CANOTICEOFGUARANTEE@Computershare.com. Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
Other Information:
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
(212) 929-5500
Call Toll-Free (800) 322-2885
Fax: (646) 439-9201
Email: tenderoffer@mackenziepartners.com